UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2022

AVALARA, INC.

(Exact name of registrant as specified in its charter)

Washington	001-38525	91-1995935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 South King Street, Suite 1800

Seattle, WA 98104

(Address of principal executive offices) (Zip Code)

206-826-4900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	AVLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 8, 2022, Avalara, Inc., a Washington corporation (“Avalara”), Lava Intermediate, Inc., a Delaware corporation (“Parent”) and Lava Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Avalara (the “Merger”), with Avalara continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. The board of directors of Avalara has unanimously adopted the Merger Agreement.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and as a result of the Merger, each share of common stock of Avalara (“Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by Parent, Merger Sub, any other wholly owned subsidiary of Parent and Avalara (including shares held in treasury) (which will be cancelled without payment of any consideration), (ii) shares owned by any wholly-owned subsidiary of Avalara and (iii) shares of Common Stock for which dissenters rights have been properly exercised and not withdrawn) will be converted into the right to receive $93.50 in cash (the “Per Share Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, each option to acquire shares of Common Stock (“Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash (less any applicable withholding taxes) equal to (A) the number of shares of Common Stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price of such Company Option. Each Company Option with an exercise price per share greater than or equal to the Per Share Merger Consideration will be cancelled automatically at the Effective Time for no consideration.

In addition, pursuant to the Merger Agreement, as of the Effective Time, (i) each outstanding Avalara restricted stock unit that is vested (“Vested Company RSU”) and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash (less any applicable withholding taxes) equal to (A) the total number of shares of Common Stock subject to such Vested Company RSU, multiplied by (B) the Per Share Merger Consideration, (ii) each outstanding Avalara restricted stock unit that is unvested (“Unvested Company RSU”) and outstanding immediately prior to the Effective Time will be converted into the contingent right to receive from Parent or Avalara an aggregate amount in cash (without interest) (each, a “Converted Cash Award”) (less any applicable withholding taxes) equal to (A) the total number of shares of Common Stock subject to such Unvested Company RSU, multiplied by (B) the Per Share Merger Consideration, (iii) each outstanding Avalara performance stock unit that is vested (“Vested Company PSU”) and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash (less any applicable withholding taxes) equal to (A) the total number of shares of Common Stock subject to such Vested Company PSU (as determined in accordance with the terms of the applicable award agreement), multiplied by (B) the Per Share Merger Consideration and (iv) each outstanding Avalara performance stock unit that is unvested (“Unvested Company PSU”) and outstanding immediately prior to the Effective Time will be converted into the contingent right to receive from Parent or Avalara a Converted Cash Award (less any applicable withholding taxes) with respect to an aggregate amount equal to (A) the total number of shares of Common Stock subject to such Unvested Company PSU (as set forth in the Merger Agreement), multiplied by (B) the Per Share Merger Consideration.

Avalara and Parent have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that: (i) Avalara will conduct its and its subsidiaries’ business in the ordinary course of business during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) Avalara will not engage in certain types of transactions or take certain actions outside the ordinary course during such period without the prior consent of Parent, (iii) Avalara will cause a meeting of the Avalara shareholders to be held to consider approval of the Merger Agreement, and (iv) subject to certain customary exceptions, the board of directors of Avalara will recommend adoption of the Merger Agreement by the shareholders of Avalara. Avalara has also made certain additional customary covenants, including, among others, covenants not to: (i) solicit or knowingly encourage any inquiries with respect to certain alternative business combination transactions or (ii) subject to certain exceptions designed to allow the board of directors of Avalara to fulfill its fiduciary duties to Avalara’s shareholders (described further below), engage in any discussions concerning, or provide any confidential information to, any person relating to certain alternative business combination transactions.

Concurrently with the execution of the Merger Agreement, (i) Parent has delivered to Avalara executed equity commitment letters (the “Equity Commitment Letters”) from certain affiliates of Vista Equity Partners in partnership with institutional co-investors (the “Equity Investors”), pursuant to which each of them has committed, on and subject to the conditions contained in such letters, to provide equity financing to Parent in the amounts set forth therein and (ii) Avalara has entered into limited guarantees (the “Limited Guarantees”) with certain Equity Investors, pursuant to which each of them has agreed to pay, in certain circumstances and subject to the conditions in their respective Limited Guarantees, their respective share of the Parent Termination Fee (as defined below) and certain other obligations set forth therein.

As of the date of the Merger Agreement, Parent has delivered to Avalara an executed debt commitment letter (the “Debt Commitment Letter”) pursuant to which the lenders party thereto have committed, subject to the terms and conditions contained in such letter, to provide debt financing in the amounts set forth therein, to enable Parent to consummate the Merger and make payments required under and in connection with the Merger Agreement. The debt and equity financing commitments are subject to customary closing conditions.

The Merger Agreement contains certain customary termination rights for Avalara and Parent, including Avalara’s right to terminate the Merger Agreement to accept a superior proposal subject to compliance with certain procedures specified in the Merger Agreement. Upon termination of the Merger Agreement under certain specified circumstances, Avalara will be required to pay Parent a termination fee of $242.329 million (the “Company Termination Fee”).

Subject to certain limitations, if the Merger is not consummated by February 8, 2023 (the “End Date”), each of Avalara and Parent may terminate the Merger Agreement if the Merger is not consummated by such date. The right to terminate the Merger Agreement at the End Date will not be available to a party if the failure of the Merger to have been consummated on or before such date was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement.

The Merger Agreement provides that Parent will be required to pay the Company a termination fee of $484.659 million (the “Parent Termination Fee”) under certain circumstances if the Merger Agreement is terminated by the Company because certain conditions to closing have been satisfied, the Company indicates in writing that it is ready and willing to close, and Parent and Merger Sub fail to consummate the Merger within three business days during which time the Company stood ready, willing and able to consummate the Merger.

Avalara and Parent have agreed to use their respective reasonable best efforts to consummate the Merger, including making filings with and seeking approvals from certain governmental entities necessary in connection with the Merger, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). In furtherance thereof, Parent has agreed to accept certain divestitures or restrictions on the assets of Parent, Avalara and their respective subsidiaries, if and to the extent necessary to obtain such approvals, subject to certain specified limitations set forth in the Merger Agreement.

Consummation of the Merger is subject to certain customary conditions, including, but not limited to, (i) the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock (the “Shareholder Approval”), (ii) the absence of any law prohibiting or order preventing the consummation of the Merger, (iii) the expiration or termination of any applicable waiting period under the HSR Act, (iv) the absence of a material adverse effect with respect to Avalara, and (v) compliance in all material respects on the part of each of Avalara and Parent with such party’s covenants under the Merger Agreement, subject to customary cure periods. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions).

The foregoing description of the Merger Agreement and the transactions contemplated thereby in this Current Report on Form 8-K is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Avalara or Parent. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Avalara’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated August 8, 2022, by and among Avalara, Inc., Lava Intermediate, Inc. and Lava Merger Sub, Inc.*

104	The cover page of this Current Report on Form 8-K, formatted in inline XBRL

*

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. Registrant will furnish copies of such schedules to the Securities and Exchange Commission upon request by the Commission.

Additional Information and Where to Find It

This Current Report on Form 8-K has been prepared in respect of the proposed transaction involving Avalara and affiliates of Vista Equity Partners and does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Avalara will file a proxy statement on Schedule 14A relating to a special meeting of its shareholders with the Securities and Exchange Commission (SEC). Additionally, Avalara may file other relevant materials in connection with the transaction with the SEC. Shareholders of Avalara are urged to read carefully and in their entirety the proxy statement and any other relevant materials filed or that will be filed with the SEC when they become available because they contain or will contain important information about the proposed transaction and related matters. The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to Avalara shareholders. Shareholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about the transaction that are filed by Avalara with the SEC, free of charge on EDGAR at www.sec.gov or on the investor relations page of Avalara’s website at www.investor.avalara.com.

Participants in the Solicitation

Avalara and its directors, executive officers, and certain other members of management and employees of Avalara may be deemed to be participants in the solicitation of proxies from the shareholders of Avalara in respect of the proposed transaction. Information about Avalara’s directors and executive officers is set forth in the proxy statement for Avalara’s 2022 Annual Meeting of Shareholders, which was filed with the SEC on April 21, 2022. Other information regarding the persons who may, under the rules of the SEC, be considered participants in the proxy solicitation and a description of their interests will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the proposed transaction.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this report may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding Avalara’s expectations regarding the proposed transaction with affiliates of Vista Equity Partners and the future performance and financial results of Avalara’s business and other non-historical statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plans,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “might,” “could,” “see,” “seek,” “forecast,” and similar words. Avalara cautions readers of this report that such “forward looking statements”, wherever they occur in this report or in other statements attributable to Avalara, are necessarily estimates reflecting the judgment of Avalara’s senior management and are based on Avalara’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond Avalara’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include, among others: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ii) the failure to obtain approval of the proposed transaction by Avalara shareholders; (iii) the failure to obtain required regulatory approval to the completion of the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed merger; (iv) the risk that the proposed merger will not be consummated in a timely manner, including if the debt and equity financing for the proposed transaction is not funded in accordance with their respective terms; (v) the effect of the announcement of the proposed transaction on the ability of Avalara to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally; (vi) the response of competitors to the proposed transaction; (vii) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (viii) the ability to meet expectations regarding the timing and completion of the proposed transaction; (ix) significant costs associated with the proposed transaction; (x) potential litigation relating to the proposed transaction; and (xi) restrictions during the pendency of the proposed transaction that may impact Avalara’s ability to pursue certain business opportunities. Additional factors that could cause Avalara’s actual outcomes or results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of Avalara’s Annual Report on Form 10-K for the period ended December 31, 2021 and Quarterly Report on Form 10-Q for the period ended March 31, 2022, as such factors may be further updated from time to time in Avalara’s other filings with the SEC. These reports are or will be accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Avalara’s filings with the SEC. As a result of such risks, uncertainties and factors, Avalara’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Avalara is providing the information in this report as of this date and assumes no obligations to update the information included in this report or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVALARA, INC.

Date: August 8, 2022	By:	/s/ Alesia L. Pinney
Alesia L. Pinney
Executive Vice President,
Chief Legal Officer, and Secretary

Exhibit 2.1

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

among

AVALARA, INC.,

LAVA INTERMEDIATE, INC.

and

LAVA MERGER SUB, INC.

Dated as of August 8, 2022

-i-

-ii-

EXHIBITS:

Exhibit A	Certificate of Incorporation of the Surviving Corporation

-iii-

INDEX OF DEFINED TERMS

2022 Bonus Plans	54
Acceptable Confidentiality Agreement	75
Acquisition Inquiry	42
Acquisition Proposal	46
Action	20
Affiliate	75
Agreement	1
Alternative Financing	60
Alternative Financing Commitment	60
Anti-Corruption Laws	15
Antitrust Law	50
Applicable Date	16
Articles of Incorporation	12
Articles of Merger	2
Bankruptcy and Equity Exception	14
Benefit Continuation Period	53
Book-Entry Shares	7
Business Day	75
Business Systems	27
Bylaws	12
Cancelled Shares	3
Capitalization Date	12
Capped Call Documentation	75
Capped Call Transactions	75
CBA	22
Certificates	7
Change of Recommendation	49
Closing	2
Closing Date	2
Code	10
Common Stock	12
Company	1
Company Disclosure Letter	11
Company Employees	20
Company Equity Award	75
Company Intellectual Property	28
Company Notice	75
Company Option	4
Company Plan	20
Company Products	28
Company PSU	5
Company Related Parties	71
Company Requisite Vote	13
Company RSU	4

Company Securities	13
Company Stock Plans	75
Company Termination Payment	76
Company Transaction Obligations	72
Confidentiality Agreement	53
Contagion Event	76
Continuing Employees	53
Contract	17
control	76
Converted Cash Award	4
Convertible Notes	76
Convertible Notes Indenture	76
Copyrights	29
COVID-19	76
COVID-19 Measures	76
Current Premium	56
Debt Financing	34
Debt Financing Commitments	34
Debt Financing Sources	76
Debt Financing Sources Related Party	76
Definitive Financing Agreements	59
Dissenting Shares	10
DOJ	50
Effective Time	2
End Date	68
Environmental Laws	30
Equity Financing	34
Equity Financing Commitments	34
Equity Investor	34
ERISA	20
Event Notice Period	46
Exchange Act	14
Exchange Fund	6
Excluded Information	64
Exempt Employees	40
Ex-Im Laws	76
Final Exercise Date	6
Financial Advisor	30
Financing	34
Financing Commitments	34
Financing Uses	35
FTC	50
GAAP	76
Governmental Entity	14

-iv-

Guarantees	1
Guarantor	1
Hazardous Materials	30
HSR Act	15
Indemnified Parties	55
Intellectual Property	28
Intervening Event	77
IRS	20
Knowledge	77
Law	77
Lease	24
Leased Real Property	24
Licenses	15
Liens	23
Marks	29
Material Adverse Effect	77
Material Contract	19
Merger	1
Merger Sub	1
Notice Period	45
Open Source Software	29
Option Consideration	4
Parent	1
Parent Disclosure Letter	31
Parent Material Adverse Effect	68
Parent Related Parties	72
Parent Termination Fee	71
Parent Transaction Obligations	72
Parties	1
Party	1
Patents	28
Paying Agent	6
Payment Network	78
Payment Network Rules	78
Payroll Tax Executive Order	79
Per Share Merger Consideration	3
Permitted Liens	24

Person	79
Personal Information	29
Preferred Stock	12
Privacy Laws	29
Proxy Statement	26
Recommendation	14
Release	30
Remedial Action	51
Representatives	79
Required Information	79
Sanctioned Person	79
Sanctions	79
SEC	16
SEC Reports	16
Securities Act	16
Share	3
Shareholders Meeting	48
Stock Purchase Plan	5
subsidiaries	79
subsidiary	79
Superior Proposal	47
Surviving Corporation	1
Takeover Law	31
Tax Return	26
Taxes	25
Trade Secrets	29
Transaction Documents	80
Transaction Litigation	57
Unvested Company PSU	5
Unvested Company RSU	4
Vested Company PSU	5
Vested Company PSU Consideration	5
Vested Company RSU	4
Vested Company RSU Consideration	4
WARN Act	22
WBCA	1
Willful Breach	80

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2022 (this “Agreement”), is entered into by and among Avalara, Inc., a Washington corporation (the “Company”), Lava Intermediate, Inc., a Delaware corporation (“Parent”), and Lava Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the Washington Business Corporation Act (the “WBCA”), (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the WBCA and (iii) adopted a resolution recommending this Agreement be approved by the shareholders of the Company;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, each of the Persons set forth on Section 1.1 of the Parent Disclosure Letter (each, a “Guarantor”) has entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement (the “Guarantees”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation without reversion or impairment and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the WBCA.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York or remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m., New York City time, on the third Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), to be properly and duly executed, and delivered for filing with the Secretary of State of the State of Washington in accordance with Chapter 23B.11.050 of the WBCA, and by making all other filings and recordings, and delivering and tendering, or causing to be delivered or tendered, as applicable, any Taxes and fees, required under the WBCA to effect the Merger. The Merger shall become effective at the time when the Articles of Merger has been properly and duly filed with and accepted by the Secretary of State of the State of Washington or at such later time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the WBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 1.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended or restated as provided therein, by the articles of incorporation of the Surviving Corporation and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

SECTION 1.5 Directors and Officers.

(a) The Parties shall take all actions reasonably necessary to cause the directors of Merger Sub at the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation and applicable Law.

(b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company immediately prior the Effective Time, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”), which shall be treated in accordance with the provisions of Section 2.1(b), (ii) Shares owned by any wholly-owned subsidiary of the Company and (iii) the Dissenting Shares (as defined below), which shall be treated in accordance with the provisions of Section 2.4), shall be converted automatically into and shall thereafter represent the right to receive $93.50 per share in cash (after giving effect to any required Tax withholdings as provided in Section 2.3(f)), without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article II.

(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, shall automatically be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist. For the avoidance of doubt, any Shares owned by any wholly owned subsidiary of the Company shall remain outstanding and shall not be converted into the right to receive the Per Share Merger Consideration.

(c) Merger Sub. Each share of common stock of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.2 Treatment of Company Equity Awards.

(a) Treatment of Company Options. Immediately prior to the Effective Time, each outstanding option to purchase shares of Common Stock (a “Company Option”) under the applicable Company Stock Plan (whether vested or unvested) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash, equal to (x) the total number of shares of Common Stock subject to the Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Company Option, less applicable Taxes required to be withheld with respect to such payment (the “Option Consideration”). For the avoidance of doubt, any Company Option (whether vested or unvested) that has a per Share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b) Treatment of Company RSUs.

(i) Immediately prior to the Effective Time, each outstanding restricted stock unit (a “Company RSU”) under the applicable Company Stock Plan that is vested as of immediately prior to the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (a “Vested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the total number of shares of Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company RSU Consideration”).

(ii) Immediately prior to the Effective Time, each outstanding Company RSU under the applicable Company Stock Plan that is not a Vested Company RSU (an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash (without interest) (each, a “Converted Cash Award”) equal to (x) the total number of shares of Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.2(b)(ii), each such Converted Cash Award assumed and converted pursuant to this Section 2.2(b)(ii) shall continue to have, and shall be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Company RSU immediately prior to the Effective Time; provided, however, that, for any individuals described in Section 2.2(b) of the Company Disclosure Letter, such holder’s Converted Cash Award shall automatically accelerate upon a Qualifying Termination (as defined in Section 2.2(b) of the Company Disclosure Letter).

(c) Treatment of Company PSUs.

(i) Immediately prior to the Effective Time, each outstanding performance stock unit (a “Company PSU”) under the applicable Company Stock Plan that is vested (but not yet settled) as of immediately prior to the Effective Time (a “Vested Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest) equal to (x) the total number of shares of Common Stock subject to such Vested Company PSU immediately prior to the Effective Time (as determined in accordance with the terms of the applicable award agreement) multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company PSU Consideration”).

(ii) Immediately prior to the Effective Time, each outstanding Company PSU under the applicable Company Stock Plan that is not a Vested Company PSU (an “Unvested Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award with respect to an aggregate amount in cash (without interest) equal to (x) the total number of shares of Common Stock subject to such Unvested Company PSU immediately prior to the Effective Time (as determined in accordance with Section 2.2(c)(ii) of the Company Disclosure Letter) multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.2(c)(ii), each such Converted Cash Award assumed and converted pursuant to this Section 2.2(c)(ii) shall vest in accordance with the time-vesting schedule following a “change in control” set forth in the applicable award agreement and shall, for the avoidance of doubt, automatically accelerate upon a qualifying termination of employment (as described in the applicable award agreement).

(d) Stock Purchase Plan. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company shall adopt resolutions and take such other actions (including, if appropriate, amending the terms of the Avalara 2018 Employee Stock Purchase Plan (the “Stock Purchase Plan”)) that may be necessary or required under the Stock Purchase Plan and applicable Law to provide that: (i) each individual participating in an Offering (as defined in the Stock Purchase Plan) or a purchase period in progress on the date hereof will not be permitted to (A) increase his or her payroll contributions rate pursuant to the Stock Purchase Plan from the rate in effect as of the date hereof or (B) make separate non-payroll contributions to the Stock Purchase Plan on or following the date hereof, (ii) no individual who is not participating in the Stock Purchase Plan with respect to any current Offering as of the date hereof shall be allowed to commence participation in the Stock Purchase

Plan following the date hereof, (iii) the final exercise date for such Offering shall be the earlier of the regularly scheduled final exercise date for such Offering and a date that is no later than five calendar days prior to the Effective Time (the “Final Exercise Date”), (iv) each Stock Purchase Plan participant’s accumulated contributions under the Stock Purchase Plan shall be used to purchase shares of Common Stock in accordance with the terms of the Stock Purchase Plan as of the Final Exercise Date, (v) no further Offering or purchase period will commence pursuant to the Stock Purchase Plan after the date hereof, and (vi) the Stock Purchase Plan shall terminate in its entirety immediately prior to the Effective Time and no further rights shall be granted or exercised under the Stock Purchase Plan thereafter.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall take all actions as are necessary (including adopting any resolutions) to effectuate the provisions of this Section 2.2.

(f) Payment for Company Equity Awards. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Company Options, Vested Company RSUs and Vested Company PSUs with respect to such Company Options, Vested Company RSUs and Vested Company PSUs (as applicable) to the extent the Company’s cash on hand at Closing (after taking into account the payment of the Company’s transaction expenses) is insufficient. As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following the Closing Date, the applicable former holders of Company Options, Vested Company RSUs, and Vested Company PSUs will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of the Option Consideration, Vested Company RSU Consideration and Vested Company PSU Consideration required to be paid to such former holders pursuant to Section 2.2(a), Section 2.2(b)(i), and Section 2.2(c)(i) (as applicable). The Surviving Corporation shall pay any portion of a Converted Cash Award that vests to the applicable holder thereof no later than the first regularly scheduled payroll date following the date on which such portion vests.

SECTION 2.3 Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”). Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Per Share Merger Consideration that would be payable in respect of such Dissenting Shares if such

Dissenting Shares were not Dissenting Shares. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and, if required by the Paying Agent, each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (in each case, other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form reasonably acceptable to the Company, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, (B) a copy of RCW Chapter 23B.13 and all information contemplated thereby, and (C) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration. The Paying Agent will accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices.

(ii) Certificates. Upon proper surrender of one or more Certificates to the Paying Agent, together with such duly completed and executed letter of transmittal contemplated by Section 2.3(b)(i), each holder of record of one or more Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time in exchange therefor, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the applicable Per Share Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time in exchange therefor, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates are registered in the stock transfer books or ledger of the Company, the Per Share Merger Consideration may be issued to such transferee or other Person if the Certificates formerly representing such Shares are properly endorsed and otherwise in proper form for surrender and transfer and presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and establish to the satisfaction of Parent (or any agent designated by Parent) that any applicable transfer or other similar Taxes have been paid or are not applicable. Payment of the applicable Per Share Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.

(v) No Further Ownership Rights in Company Common Stock. Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) upon delivery of evidence of Certificates or Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its Certificates or Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and less applicable withholding taxes).

(e) Full Satisfaction. The Per Share Merger Consideration paid upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message”, if applicable, in the case of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(f) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company RSUs and Company PSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options, Company RSUs and Company PSUs (as the case may be) in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

SECTION 2.4 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if required by the WBCA (but only to the extent required thereby) any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such Shares in favor of the approval of this Agreement and who are entitled to and have properly and timely notified the Company of their intent to demand payment and exercise dissenters’ rights with respect thereto in accordance with Chapter 23B.13 of the WBCA, have complied strictly in all respects with Chapter 23B.13 of the WBCA and have not effectively withdrawn such notice or demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to dissent or payment under the WBCA, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(f) and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each Dissenting Share shall no longer be outstanding, shall automatically be cancelled and extinguished and shall cease to exist at the Effective Time, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) in accordance with the provisions of, and as provided by, Chapter 23B.13 of the WBCA with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise irrevocably lost or failed to perfect such Person’s right to dissent or payment under the WBCA. The Company shall give Parent prompt notice of any written notices of intent of any holder of Shares to demand payment and exercise dissenters’ rights or withdrawals of such notices, and any other instruments served pursuant to applicable Law that are received by the Company relating to dissenters’ rights, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any exercise by any holder of Shares of dissenter’s rights. The Company shall not, except with the prior written consent of Parent, make (or cause to be made on its behalf) any payment with respect to any notices of intent of any holder of Shares to demand payment and exercise dissenters’ rights or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such notices, or approve any withdrawal of any such notices, or waive any failure to timely deliver a written notice of intent to demand payment or otherwise to comply with the provisions under Chapter 23B.13 of the WBCA, or agree to do any of the foregoing.

SECTION 2.5 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares, Company Options, Company RSUs and Company PSUs the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2020 and not less than one Business Day prior to the date of this Agreement (excluding any disclosures (A) set forth in the SEC Reports under the captions “Risk Factors” or “Forward-Looking Statements” and (B) in any other forward-looking statements in such SEC Reports, in each case of clauses (A) and (B), to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure:

SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized (only with respect to the subsidiaries of the Company), existing (only with respect to the subsidiaries of the Company), qualified or, to the extent such concept is applicable, in good standing (only with respect to the subsidiaries of the Company), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.1(a) of the Company Disclosure Letter sets forth (x) each subsidiary of the Company and the ownership interest of the Company in each such subsidiary and (y) the jurisdiction of organization of each such subsidiary.

SECTION 3.2 Articles of Incorporation and Bylaws.

(a) The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the articles of incorporation of the Company, as amended to date (the “Articles of Incorporation”), and the amended and restated bylaws of the Company, as amended to date (the “Bylaws”), in each case as currently in effect. The Articles of Incorporation and the Bylaws are in full force and effect, and the Company is not in violation of or noncompliance with the foregoing documents in any material respect.

(b) The Company has furnished or otherwise made available to Parent, prior to the date hereof, complete and correct copies of the articles of incorporation and bylaws (or equivalent organizational documents) each as amended to date, of each of “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC).

SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 600,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(a) As of the close of business on August 3, 2022 (the “Capitalization Date”):

(i) no shares of Preferred Stock were issued or outstanding;

(ii) 88,265,657 shares of Common Stock were issued and outstanding and no shares of Common Stock were held by the Company in its treasury;

(iii) there were (x) (A) 2,022,650 shares of Common Stock underlying outstanding Company Options (having a weighted average exercise price of $35.25), (B) 4,167,202 shares of Common Stock underlying outstanding Company RSUs and (C) 299,962 shares of Common Stock underlying outstanding Company PSUs (calculated based on deemed target-level performance achievement), and (y) 3,204,187 shares of Common Stock reserved for issuance under the Stock Purchase Plan;

(b) From the close of business on the Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no Shares have been issued, except for shares of Common Stock issued pursuant to the exercise of Company Options, the vesting or settlement of Company RSUs or the vesting or settlement of Company PSUs, in each case in accordance with the terms of the applicable Company Stock Plan and that were outstanding on or prior to the Capitalization Date. Except as set forth in Section 3.3(a) or on Section 3.3(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of the Company, (C) options, warrants, calls, phantom stock, rights of first refusal, profit participation or similar rights or other rights to acquire from the Company, or obligations or contractual commitments of the Company to issue or sell, any capital stock, voting securities, equity interests or securities convertible into, exercisable for, exchangeable for or giving any Person a right to subscribe for or acquire, any capital stock, voting securities or equity interests of the Company or (D) securities or rights issued by, or other contractual obligations, agreements, arrangements or commitments of, the Company, in each case, that are derivative of, or provide economic benefit based on the value of, any capital stock, other voting securities or other equity interest of the Company (collectively, “Company Securities”), (ii) there are no outstanding contractual obligations, agreements, arrangements or commitments requiring the Company to repurchase, redeem or otherwise acquire any Company Securities and (iii) neither the Company nor any of its subsidiaries are party to or bound by any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any Company Equity Awards or Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the WBCA, the organizational documents of the Company or any of its subsidiaries or any agreement to which the Company or any of its subsidiaries is a party or otherwise bound. Each of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership or equity interests of each of the Company’s subsidiaries, in each case, is duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Section 3.3(b) of the Company Disclosure Letter, all such shares are owned by the Company or a subsidiary of the Company and, with respect to such shares owned by the Company or a subsidiary of the Company, and are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for transfer restrictions of general applicability arising under securities laws. Except for the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. No subsidiary of the Company owns any shares of Common Stock.

(c) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company, and there exists no commitment to declare or pay any such dividends.

SECTION 3.4 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy) of the holders of a majority all of the outstanding shares of Common Stock to approve this Agreement (the “Company Requisite Vote”), and no other corporate proceedings or shareholder or similar action on the part of the Company is necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing of the Articles of Merger with the Secretary of State of the State of Washington as required by the WBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity

Exception”). The Board of Directors of the Company, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s shareholders, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) subject to the terms of this Agreement, resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement (the “Recommendation”) and (iv) directed that this Agreement be submitted to the shareholders of the Company at the Shareholders Meeting for their approval. The only vote of the shareholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the Articles of Incorporation or Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law, Payment Network Rule, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default or result in a breach or violation), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, approval, notice, payment, modification or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company pursuant to, any Material Contract, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, and in each case other than as may arise in connection with the Financing (as defined herein) or facts and circumstances particular to Parent and its Affiliates.

(b) Subject to the accuracy of Parent’s and Merger Sub’s representations set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission, arbitral body (public or private), arbitration panel or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Washington of the Articles of Merger as required by the WBCA, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) individually or in the aggregate, prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (B) have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.6 Compliance.

(a) The Company and its subsidiaries are not, and since January 1, 2019, have not been, in violation of any Law or Payment Network Rule, applicable to the Company or any of its subsidiaries, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities and Payment Network sponsorships, registrations and authorizations (“Licenses”) required to conduct their respective businesses and own, lease and operate their respective assets and properties, as being conducted as of the date hereof and as of the Effective Time, except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, none of the Company or any of its subsidiaries or any of their respective officers, directors, or employees or, to the Knowledge of the Company, any agent or other Person acting on behalf of any of the Company or its subsidiaries, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”) or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the Anti-Corruption Laws. The Company has instituted, maintains and enforces policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, or employees, or, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its subsidiaries: (i) has been or is a Sanctioned Person, engaged in dealings with or for the benefit of any Sanctioned Person, or otherwise violated any Sanctions or Ex-Im Laws; or (ii) has been the subject of any proceeding, voluntary or directed disclosure, allegation, or internal investigation regarding any violation or alleged violation under Anti-Corruption Laws, Sanctions, or Ex-Im Laws, and no such Action is pending or, to the Knowledge of the Company, has been threatened.

SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2021 (the “Applicable Date”) through the date hereof (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports and, to the Knowledge of the Company, none of the SEC Reports is subject to ongoing review or outstanding SEC comment or investigation. No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(b) The audited consolidated financial statements of the Company and its subsidiaries (including all notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC (taking into account the Form 10-K/A filed with respect thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2022 and included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP).

(c) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company contained in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2022; (ii) for liabilities or obligations incurred in the ordinary course of business since March 31, 2022; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement; and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.8 Contracts.

(a) Except (i) for this Agreement, (ii) for the Contracts filed as exhibits to the SEC Reports, (iii) for the Company Plans as set forth in Section 3.11(a) of the Company Disclosure Letter and (iv) as set forth in Section 3.8(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its subsidiaries is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other similar instrument or obligation (each, a “Contract”) that:

(i) contains covenants binding upon the Company or any of its subsidiaries or, after the Closing Date, the Surviving Corporation or Parent that (A) materially restrict the ability of the Company or any of its subsidiaries to compete in any business or with any Person or in any geographic area or (B) grant exclusivity or “most favored nation” protections or material rights of first refusal, first offer or first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with the Company’s suppliers);

(ii) other than with respect to any partnership that is wholly owned by the Company or any of its subsidiaries, is a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries, in each case in excess of $1 million, is outstanding, other than any such Contract between or among any of the Company and any of its subsidiaries;

(iv) prohibits or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or prohibits or requires the pledging of the capital stock of the Company or any subsidiary of the Company;

(v) has resulted in payments by the Company or any of its subsidiaries of more than $3 million in the aggregate for the prior fiscal year (other than Contracts subject to clause (iii) above, acquisition-related payments, payments to insurance brokers or leases of real property);

(vi) has directly resulted in payments to the Company or any of its subsidiaries of more than $1 million in the aggregate for the prior fiscal year (other than Contracts subject to clause (xiv) below);

(vii) (A) relating to the acquisition or disposition of a material amount of assets by the Company or any of its subsidiaries that is pending or (B) with respect to any acquisition or disposition pursuant to which the Company or any of its subsidiaries (x) has continuing “earn-out” or other contingent payment obligations, including any holdback amount, in each case, that would reasonably be expected to result in payments (1) in excess of $500,000 or (2) upon consummation of the transactions contemplated herein or (y) would acquire, after the date of this Agreement, any material ownership interest in any other Person or other business enterprise;

(viii) is a CBA;

(ix) is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its subsidiaries has or will have any material outstanding obligation after the date of this Agreement;

(x) between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, except for any Company Plan and any Contracts entered into on arm’s length terms in the ordinary course of business;

(xi) relates to any outstanding commitment for capital expenditures (excluding any software development costs capitalized by the Company) by the Company or its subsidiaries in excess of $4 million;

(xii) is a material license granted by the Company or any of its subsidiaries with respect to Company Intellectual Property, other than nonexclusive licenses granted to customers by the Company or any of its subsidiaries in the ordinary course of business;

(xiii) is a material license of Intellectual Property granted to the Company or any of its subsidiaries, other than non-exclusive licenses to unmodified “off the shelf” software used for the Company’s or its subsidiaries’ internal business purposes for which the Company or any subsidiary has made aggregate payments during the past year not in excess of $1 million;

(xiv) for the prior fiscal year was one of the ten (10) largest developer, reseller, referral, partner, or similar partner agreements governing interaction with third-party platforms as measured by enabled revenue payable to the Company and its subsidiaries by customers;

(xv) is a material contract with a Governmental Entity;

(xvi) is a Contract to enter into any of the foregoing.

Each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter or filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof (x) none of the Company nor, to the Knowledge of the Company, any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries and, to the Knowledge of the Company, each other party thereto is not in material default with its obligations under such Material Contract.

SECTION 3.9 Absence of Certain Changes or Events. (a) Since March 31, 2022 through the date of this Agreement, except as contemplated by this Agreement or in response to any Contagion Event, including any COVID-19 Measures, or any change in applicable Law or policy as a result of any Contagion Event, including any COVID-19 Measures, the Company and its subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(b)(i), (ii), (iv), (v), (vi), (xi), (xii), (xv), (xvi) and (xvii), (b) since March 31, 2022 through the date of this Agreement, the Company and each of its subsidiaries have conducted their business, in all material respects, in the ordinary course (except with respect to this Agreement and discussions, negotiations and transactions related thereto), and (c) since December 31, 2021, there has not occurred any event, development, change, effect, fact, circumstance or occurrence that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Absence of Litigation. There are no suits, claims, actions, charges, complaints, audits, investigations, inquiries, proceedings, or arbitrations (each, an “Action”) pending or, to the Knowledge of the Company as of the date of this Agreement, threatened against, by or affecting, the Company or any of its subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries or any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected, individually or in the aggregate, (A) to have a Material Adverse Effect or (B) to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan, separated by jurisdiction. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject thereto), and each other material employee benefit or compensation plan, policy, program, agreement or arrangement, including those providing compensation or benefits to any current or former director, officer, employee or individual service provider (collectively, the “Company Employees”), including bonus, employment, severance, fringe benefits, change in control, incentive equity or equity-based compensation, or deferred compensation, in each case, contributed to, sponsored or maintained by the Company or any of its subsidiaries, or pursuant to which the Company or any of its subsidiaries has an obligation to contribute, or under or with respect to which the Company or any of its subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation, other than, in each case, a plan, policy, program, or arrangement which is administered by a Governmental Entity (provided that, individual equity award agreements, employment agreements or offer letters are not required to be individually scheduled to the extent that such agreements are in substantially the form provided or made available to Parent on or prior to the date hereof).

(b) With respect to each material Company Plan, the Company has made available to Parent a true and complete copy thereof to the extent in writing (and, if not in writing, a summary of the material terms) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) any non-routine correspondence with any Governmental Entity within the past three (3) years, and (v) for the most recent fiscal year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except as would not reasonably be expected to result in material liability to the Company and its subsidiaries, each Company Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations. Except as would not reasonably be expected to result in material liability to the Company and its subsidiaries, taken as a whole, there are no Actions, suits or claims (other than routine claims for benefits in the ordinary course of business) pending or, to the Knowledge of the Company, threatened with respect to any Company Plan or against the assets thereof. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination, opinion or advisory letter to that effect from the IRS and no circumstances exist which would reasonably be expected to adversely affect such qualification.

(d) No Company Plan provides, and neither the Company nor any of its subsidiaries has any obligation to provide, for post-employment or retiree health or welfare benefits to any Person, except (i) to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws, and under which the recipient pays the full cost, or (ii) with respect to employees or service providers located outside of the United States, to the extent required by applicable Law.

(e) No Company Plan is, and neither the Company nor any of its subsidiaries located in the United States has any current or contingent liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a plan that is subject to Section 302 of Title IV of ERISA or Section 412 or 430 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). No Company Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA). Neither the Company nor any of its subsidiaries has any current, contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in combination with any other event) could reasonably be expected to: (i) accelerate the time of payment, vesting, or funding, or increase the amount of compensation due to any director, officer, employee or individual service provider of the Company or any of its subsidiaries, (ii) result in any forgiveness of indebtedness of any such employee, officer, director or other service provider, or trigger any funding obligation under any Company Plans, or (iii) result in any payment (whether in cash or property or the vesting of property) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g) Neither the Company nor any of its subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code or otherwise.

(h) Except as could not reasonably be expected to result in material liability to the Company and its subsidiaries, taken as a whole, each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

SECTION 3.12 Labor and Employment Matters.

(a) Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with any union, works council, or other labor organization or other employee representative (each a “CBA”), nor is any such agreement being negotiated by the Company. To the Knowledge of the Company, no Company Employees are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or any subsidiary. Since January 1, 2020, there have been no strikes, material work stoppages, material slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2020, there have been no (a) unfair labor practice complaints or charges pending or to the Knowledge of the Company, threatened against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, or (b) to the Knowledge of the Company, union organizing efforts regarding to any Company Employees pending or threatened. With respect to the transactions contemplated by this Agreement, the Company and its subsidiaries have, or by the Closing will have, satisfied all notice, consultation, consent, and bargaining obligations owed to any employee representatives under applicable Law, CBA or other Contract.

(b) The Company and its subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration, harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, affirmative action, the WARN Act, COVID-19, workers’ compensation, labor relations, employee leave issues, and unemployment insurance.

(c) To the Knowledge of the Company, (i) no current or former employee of the Company or any of its subsidiaries with annual base salary in excess of $250,000 is in any material respect in violation of any term of any nondisclosure agreement, fiduciary duty, noncompetition agreement or other restrictive covenant obligation or agreement: (A) owed to the Company or any of its subsidiaries; or (B) owed to any third party with respect to such person’s right to be employed or engaged by the Company or the applicable subsidiary, and (ii) no current employee of the Company or its subsidiaries with annual base salary in excess of $250,000 has provided written notice of his or her intent to terminate employment prior to the one year anniversary of the Closing.

(d) Neither the Company nor any of its subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder or any similar Law (collectively, the “WARN Act”) that remain unsatisfied.

(e) Neither the Company nor its subsidiaries reasonably expect any material liability with respect to any allegation of sexual harassment which has been brought by or against any officer, director, or other employee of the Company or any subsidiary holding the title of Vice President or above and are not aware of any allegations relating to officers, directors, or other employees holding the title of Vice President or above, that, if known to the public, would bring the Company or its subsidiaries into material disrepute.

(f) There are no pending or, to the Knowledge of the Company, threatened actions or proceedings relating to employees or employment practices, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.13 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries which are material to the Company and its subsidiaries, taken as a whole are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries operate, (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof and (c) the Company has not received any written notice of termination, cancellation or non-renewal with respect to any such material insurance policy, there has been no written threat of termination of, cancelation or non-renewal with respect to, any such policy, and no coverage under any such policy will be adversely affected by the Merger.

SECTION 3.14 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid title to, or has a good and valid leasehold, license or other interest in, or otherwise has a valid right of possession, use or access to, all items of real and personal property that are material to the business of the Company and its subsidiaries, and all of the Leased Real Property, in each case free and clear of all liens, encumbrances, claims and defects, and imperfections of title (“Liens”) (except in all cases for (A) Liens permissible under any applicable loan agreements and indentures, (B) statutory liens securing payments not yet delinquent, (C) with respect to real and personal property, imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted, (D) with respect to real and personal property, imperfections or irregularities of title, Liens, easements, rights of way, covenants, conditions or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted, (E) encumbrances affecting the interest of the grantor or lessor of any easements, leasing or licenses affecting any real property which were not granted by the Company or any of its subsidiaries, (F) Liens for current Taxes or other governmental charges not yet delinquent or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided, (G) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (H) mechanics’, carriers’, workmen’s, repairmen’s Liens or other like encumbrances arising or incurred in the ordinary course of business, and statutory or common law Liens or encumbrances to secure landlords, lessors, grantors or renters under leases, licenses, easements or rental agreements for amounts which are not yet due and payable, (I) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company, (J) nonexclusive licenses of Intellectual Property granted by the Company and its subsidiaries in the ordinary course of business and (K) Liens set forth on Section 3.14(d) of the Company Disclosure Letter (items in clauses (A) through (K) referred to herein as “Permitted Liens”)); provided that no representation is made under this Section 3.14 with respect to any Intellectual Property.

(b) Neither the Company nor its subsidiaries own real property.

(c) Section 3.14(c) of the Company Disclosure Letter contains a list that includes the address of each real property leased, licensed or otherwise occupied by the Company or a subsidiary of the Company with annual rent payments of more than $150,000(the “Leased Real Property”) and the underlying lease contract and all amendments and modifications thereto with respect to each parcel of Leased Real Property (each, a “Lease”). The Company has delivered to Parent a true, correct and complete copy of each Lease.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Letter, (A) neither the Company nor any subsidiary of the Company, as applicable, is in default under any Lease nor, to the Company’s Knowledge, are there any existing defaults by any counterparty thereto; and (B) there are no subleases, licenses, concessions or other agreements entered into by the Company or a subsidiary of the Company granting to any party or parties the right of use or occupancy all or any portion of a Leased Real Property.

SECTION 3.15 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and each of its subsidiaries (A) have filed all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (B) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) The Company and each of its subsidiaries have timely paid or withheld with respect to their shareholders, employees and other third Persons (and paid over any amounts withheld to the appropriate Governmental Entity) all Taxes required to be paid or withheld.

(iii) No Tax audits, examinations, investigations or other proceedings with a Governmental Entity with respect to Taxes of the Company or any of its subsidiaries are currently pending.

(iv) There are no Liens for Taxes on any of the assets of the Company other than Liens described in clause (F) of the definition of Permitted Liens.

(b) None of the Company nor any of its subsidiaries has deferred material Taxes or claimed any material Tax credits under any applicable Law or directive of any Governmental Entity enacted, implemented or issued in response to COVID-19, or pursuant to any COVID-19 Measures.

(c) None of the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(d) None of the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than (i) any other commercial agreements or contracts not primarily related to Taxes or (ii) any agreement among or between only the Company and/or any of its subsidiaries) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(e) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or the applicable subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved.

(f) None of the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting occurring prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date.

(g) None of the Company nor any of its subsidiaries has made any election under Section 965(h) of the Code.

(h) For purposes of this Agreement:

(i) “Taxes” means all federal, state, local or foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments imposed by any Governmental Entity, together with all interest, penalties and additions imposed by any Governmental Entity with respect to such amounts; and

(ii) “Tax Return” means all returns and reports (including any attachments or schedules) required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax.

(i) Other than the representations and warranties set forth in Section 3.9 (to the extent related to Tax matters), Section 3.11 (to the extent related to Tax matters), Section 3.14(a)(F), this Section 3.15 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters.

SECTION 3.16 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Shareholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.17 Intellectual Property; Security.

(a) Section 3.17(a) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of all (i) Patents and pending applications to register Patents, (ii) registered Marks and pending applications to register Marks, (iii) registered Copyrights and pending applications to register Copyrights, and (iv) Internet domain name registrations in each such case that are owned or purported to be owned by the Company or any of its subsidiaries.

(b) The Company and its subsidiaries exclusively own all material Company Intellectual Property, (and the registrations and applications for same are valid, subsisting, unexpired, and to the Knowledge of the Company, enforceable) and possess a valid and enforceable written license to use all other material Intellectual Property that is used in or necessary for the operation of the business of the Company and its subsidiaries, in each case free and clear of all Liens, other than Permitted Liens. The material Company Intellectual Property shall be available for use by the Company and its subsidiaries immediately after the Closing Date on substantially the same terms and conditions to those under which the Company and its subsidiaries owned or used such Company Intellectual Property immediately prior to the Closing Date.

(c) The Company and its subsidiaries have required all Persons (other than employees who took actions within the scope of their employment) who have created or invented material Company Intellectual Property to execute a written assignment agreement conveying ownership of such Company Intellectual Property to the Company or one of its subsidiaries.

(d) Other than as disclosed in Section 3.17(b) of the Company Disclosure Letter, since January 1, 2020 through the date hereof, there have been, and as of the date hereof there are, no legal disputes or claims pending, or, to the Knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, alleging infringement, misappropriation, dilution, or other violation of any Intellectual Property of any Person by the Company or any of its subsidiaries, except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

(e) The conduct of their businesses by the Company and its subsidiaries does not materially infringe, misappropriate, dilute, or otherwise violate, and has not since January 1, 2020 materially infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any Person, and, to the Knowledge of the Company, the material Company Intellectual Property is not being infringed, misappropriated, diluted or otherwise violated by any third party.

(f) The Company and its subsidiaries have taken commercially reasonable security measures to protect the confidentiality of material Trade Secrets included in the Company Intellectual Property. The Company and its subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any material source code for Company Products to any Person (other than employees or service providers working on behalf of the Company or its subsidiaries who are bound by customary written confidentiality obligations with respect to such source code).

(g) No Company Product owned or purported to be owned by the Company or its subsidiaries, contains, incorporates, links or calls to any Open Source Software in a manner that obligates the Company or its applicable subsidiary to disclose, make available, offer or deliver any material proprietary source code of such product or component thereof to any third party other than the applicable Open Source Software.

(h) Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, the Company and its subsidiaries use reasonable efforts to protect the integrity and security, continuity and disaster recovery of their material software, networks and systems, and, since January 1, 2020, (i) there has been no material performance reduction, breakdown, bug in, security breach of, unauthorized or unlawful access to, unauthorized or unlawful use of, or malicious code in, or unauthorized or unlawful destruction, damage, disclosure, loss, corruption, alternation or use of any of the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company or any of its subsidiaries (the “Business Systems”), except for those that were resolved without material cost or liability, (ii) there has been no breach of any Personal Information processed by the Business Systems or by or, to the Knowledge of the Company, on behalf of the Company or any of its subsidiaries, except for those that were resolved without material cost or liability, and (iii) neither the Company or any of its subsidiaries have received any written notice, order, complaint or other correspondence from any Governmental Entity, data subject or other person alleging a breach of, or non-compliance with, the Privacy Laws (other than individual data subject complaints and requests in the ordinary course of business) and, to the Knowledge of the Company, no circumstances exist which are likely to result in any such notice, order, complaint or other correspondence being sent, served, given or made.

(i) There are no defects in any of the Company Products that would prevent the same from performing materially in accordance with the Company and its subsidiaries’ obligations to customers under written customer agreements. The Company and its subsidiaries own, lease, license, or otherwise have the legal right to use all material Business Systems, and such Business Systems are materially sufficient for the business of the Company and its subsidiaries as it is currently conducted. Except as would not reasonably be expected to be material to the business of the Company and its subsidiaries, taken as a whole, the Company Products and the Business Systems do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or similar programs designed to cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, software, data or other materials.

(j) (i) The Company and its subsidiaries are, and, since January 1, 2020, have been, in material compliance with all applicable Privacy Laws, the Company’s and its subsidiaries’ internal and published external privacy policies, industry standards applicable to the industry in which the Company and its subsidiaries operate (including, if applicable, PCI-DSS) and the requirements of any provisions of any material Contract to which the Company or any of its subsidiaries is a party relating to the Company’s and its subsidiaries’ collection, storage, security, transfer, use and/or processing of any Personal Information and data breach notification, and the transactions contemplated by this Agreement will not violate any of the foregoing in any material way, and (ii) the Company and its subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected or otherwise processed by them or on their behalf.

(k) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company and its subsidiaries.

(ii) “Company Products” means all software and other products, including any of the foregoing currently in development, from which the Company or any of its subsidiaries have derived within the two years preceding the date hereof or is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

(iii) “Intellectual Property” means all intellectual property and other proprietary rights of any kind throughout the world, including rights in: (A) (1) patents, patent applications, inventions and improvements thereof (whether or not patentable or reduced to practice) (collectively “Patents”); (2) copyrights in both published and unpublished works, including all works of authorship (whether or not copyrightable), mask works compilations, databases and computer programs, manuals and other documentation, software (whether in source code or object code form), and all copyright registrations and applications (collectively, “Copyrights”); (3) registered and unregistered trademarks and service marks and related registrations and applications for registration (including intent-to-use applications), Internet domain names, trade names, corporate names, logos, slogans, social media identifiers, trade dress and all goodwill associated with any of the foregoing (collectively, “Marks”); (4) trade secrets, know-how and confidential information, including inventions, discoveries research in progress, algorithms, databases, data collections, designs, processes, methods, formulae, schematics, blueprints, flow charts, models, strategies and prototypes, and rights of privacy and publicity (collectively, “Trade Secrets”); and (B) registrations, applications, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals and foreign counterparts related to the foregoing in clause (A).

(iv) “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(v) “Personal Information” means all data relating to an identified or identifiable natural person, household or device (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, household or device) or information that constitutes “personal data”, “personal information” or “personally identifiable information”, or any similar term, as defined in any Privacy Laws applicable to the Company and its subsidiaries.

(vi) “Privacy Laws” means all Laws in any jurisdiction relating to the privacy and protection or processing of Personal Information, or to data breach, security, or security breach notification requirements.

SECTION 3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the Company nor any of its subsidiaries is, or has in the last three years been, in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries has obtained and maintains all permits, authorizations and approvals required under any applicable Environmental Laws for the occupation of its facilities and operation of its respective businesses as currently conducted, and is in compliance with the requirements of such permits, authorizations and approvals; and (iii) none of the Company nor any of its subsidiaries has received written notice of any pending or threatened administrative or judicial actions, suits, demands, demand letters, claims, notices of noncompliance, liability or violation, investigations or proceedings under any Environmental Law, or regarding any investigation or remediation of any Hazardous Materials, against the Company or any of its subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company nor any of its subsidiaries (nor any other Person to the extent giving rise to liability for the Company or any of its subsidiaries) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or Released any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials, so as to give rise to any material liabilities pursuant to any Environmental Laws.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean Laws regarding public or worker health and safety, pollution or protection of the environment, including those relating to the Release or threatened Release of Hazardous Materials or to the distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” shall mean any substance, material or waste defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning by, any other substance, material or waste or for which liability or standards of conduct may be imposed under, any applicable Environmental Law, including any chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, per and polyfluoroalkyl substances, noise, odor, mold or radiation.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, movement or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).

(d) This Section 3.18 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters.

SECTION 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. LLC (the “Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the written opinion of the Financial Advisor, the Per Share Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Common Stock pursuant to this Agreement is fair from a financial point of view, to such holders.

SECTION 3.20 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has made available to Parent a complete and correct copy of the Financial Advisor engagement letter.

SECTION 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.10, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Law”) or similar provisions under the organizational documents of the Company is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any Transaction Document, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Except for the representations and warranties contained in this Article III or in any Transaction Document, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure:

SECTION 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the certificates of incorporation and bylaws of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will approve this Agreement in its capacity as sole shareholder of Merger Sub and promptly deliver to the Company evidence of its vote or action by written consent approving this Agreement in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Washington of the Articles of Merger as required by the WBCA). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent, the articles of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default or result in a breach or violation), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, approval, notice, payment, modification or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities Takeover Laws and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Washington of the Articles of Merger as required by the WBCA, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.4 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.5 Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

SECTION 4.6 Proxy Statement. None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.8 Financing. Parent has delivered to the Company true, complete and correct copies of (a) the executed commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described below, collectively, the “Debt Financing Commitments”), between Merger Sub and the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to lend the aggregate amounts set forth therein (the “Debt Financing”) for the purpose of funding a portion of the Financing Uses and (b) the executed commitment letters, each dated as of the date hereof (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitments”, and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Persons set forth on Section 4.8 of the Parent Disclosure Letter (each, an “Equity Investor”) has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”) for the purposes of funding a portion of the Financing Uses. The Equity Financing Commitments each provide that the Company is a third-party beneficiary thereof. (i) None of the Financing Commitments has been amended, supplemented or modified prior to the date hereof, (ii) to the Knowledge of Parent and Merger Sub, no such amendment, supplement or modification is contemplated or pending, (iii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and (iv) to the Knowledge of Parent and Merger Sub, no such withdrawal, termination or rescission is contemplated. Except for the fee letter (a complete copy of which have been provided to the Company, redacted with respect to fee amounts and any other economic terms, so long as such redaction does not cover terms that could reasonably be expected to affect the conditionality, amount, availability, enforceability or termination of the Debt Financing) with respect to the Debt Financing, there are no side letters or Contracts that could reasonably be expected to affect the conditionality, amount, availability, enforceability or termination of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof. Parent or Merger Sub, as applicable, has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are required to be paid on or prior to the date hereof and Parent or Merger Sub, as applicable, will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. The Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and/or Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, subject to the Enforceability Exceptions. The Financing Commitments contain all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms therein. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent as a result of actions taken or expected to be taken by Parent or Merger Sub or, to the Knowledge of Parent and Merger Sub, any other party under the Financing Commitments or (iii) result in any portion of the Financing Commitments to be provided, funded or invested in accordance with the Financing Commitments being unavailable on the Closing Date as a result of actions taken or expected to be taken by Parent or Merger Sub or, to the Knowledge of Parent and Merger Sub, any other party under the Financing Commitments. Assuming satisfaction of the conditions precedent set forth in Article VII, (i) Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the full amount of the Financing necessary to fund the Financing Uses will not be made available to Parent or Merger Sub, as applicable, in full, in each case, on the Closing Date, and (ii) as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions to the Financing necessary to fund the Financing Uses not to be satisfied or the full amount of the Financing not to be made available to Parent or Merger Sub in full on the Closing Date. Assuming the Financing is funded and/or invested in accordance with the Financing

Commitments, the Financing, together with cash on hand at the Company at the Closing (which, solely for purposes of making this representation, shall be assumed to be the amount set forth on Section 4.8 of the Parent Disclosure Letter), will in the aggregate be sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company or its subsidiaries contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder (clauses (i) through (iv), the “Financing Uses”). In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to the Closing or any of the obligations of Parent hereunder.

SECTION 4.9 Guarantees. Parent has furnished the Company with a true, complete and correct copy of the Guarantees. Each Guarantee is in full force and effect and has not been amended or modified. Each Guarantee is a (i) legal, valid and binding obligation of the applicable Guarantor and of each of the other parties thereto and (ii) enforceable in accordance with its respective terms against the applicable Guarantor and each of the other parties subject to the Bankruptcy and Equity Exception. There is no default under any Guarantee by the applicable Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the applicable Guarantor.

SECTION 4.10 Ownership of Shares. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.

SECTION 4.11 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The approval of this Agreement, by Parent as the sole shareholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement), is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 4.12 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 have been satisfied or validly waived and (b) the representations and warranties of the Company in Article III are true, correct and accurate in all material respects, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, each of Parent, the Surviving Corporation and each of their respective subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

SECTION 4.13 Certain Arrangements(a) . As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any shareholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement or to the management of the Surviving Corporation following the Effective Time.

SECTION 4.14 CFIUS. As a result of the Merger and the transactions contemplated by this Agreement, no mandatory CFIUS filing requirement will be triggered.

SECTION 4.15 No Other Information. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

SECTION 4.16 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and the other Transaction Documents, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger.

(a) From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except (v) as otherwise expressly contemplated by this Agreement, (w) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (x) as required by applicable Laws (including by any Governmental Entity), (y) as reasonably required by or in response to any Contagion Event or any change in applicable Law or policy as a result of any Contagion Event, including any COVID-19 Measures (provided that the Company keeps Parent reasonably informed of, and to the extent reasonably practicable, consults with Parent prior to taking any material action in reliance on this clause (y)), or (z) with Parent’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its subsidiaries to, use its reasonable best efforts to (1) conduct the business of the Company and its subsidiaries in the ordinary course of business and to (2) preserve substantially intact its present business organization and material business relationships (including its relationships with Governmental Entities, customers, partners, suppliers, creditors, licensors, licensees, lessors and other Persons with which it has significant business dealings); provided, any action or omission with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed not to be a violation of the foregoing, unless such action or omission would constitute a breach of such other provision.

(b) Without limiting the foregoing, except (w) as otherwise expressly contemplated by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law (including by any Governmental Entity) or (z) with Parent’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, the Company shall not and shall cause each of its subsidiaries not to:

(i) amend or otherwise change its Articles of Incorporation or Bylaws or other applicable governing instruments;

(ii) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any Person, corporation, partnership or other business organization or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business (including any purchases pursuant to existing Contracts), (B) acquisitions or investments with a fair market value or purchase price not to exceed $5 million individually or $10 million in the aggregate, or (C) investments in any wholly-owned subsidiaries of the Company;

(iii) grant, issue, sell, encumber, pledge or dispose of (or authorize the issuance, sale, encumbrance, pledge or disposition of), any Company Securities or any capital stock or other ownership or equity interests in any of the Company’s subsidiaries, in each case including shares of capital stock, voting securities or other ownership or equity interests, or any puts, calls, options, warrants, rights of first refusal, securities of the Company or its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its subsidiaries or other rights or commitments of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership or equity interests (including stock appreciation rights, phantom stock, profit participation or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the exercise or settlement of Convertible Notes or Company Options, Company RSUs and Company PSUs, in each case that were outstanding, and in accordance with their respective terms, as of the date hereof, (b) for any issuance, sale or disposition to the Company or a wholly-owned subsidiary of the Company by any wholly-owned subsidiary of the Company, or (c) the issuance, sale or disposition of any securities in connection with a bona fide financing);

(iv) adjust, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Company Securities (except for (A) the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Company Options or in order to pay Taxes in connection with the exercise of Company Options or (B) the settlement of any Company RSUs or Company PSUs pursuant to the terms of the applicable Company Stock Plan (including the acquisition or withholding of Shares to satisfy applicable Tax withholding upon the vesting or settlement of any Company RSUs or Company PSUs)), or adjust, reclassify, combine, split or subdivide any capital stock or other ownership or equity interests in any of the Company’s subsidiaries;

(v) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization, or division thereof or otherwise sell, assign, pledge, transfer, permit to lapse, abandon, exclusively license or sublicense, allow to expire, or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment and/or inventory and other assets, including real property, in the ordinary course of business (including pursuant to existing Contracts), (B) assignments of leases or sub-leases, in each case, in the ordinary course of business, or (C) other sales, assignments, exclusive licenses, expirations or dispositions of assets, rights or properties to the Company or any wholly-owned subsidiary of the Company or of assets, rights or properties with a value of less than $300,000 individually or $750,000 in the aggregate (except that, for the avoidance of doubt, this Section 5.1(b)(v) does not apply to Intellectual Property);

(vi) declare, set aside, make or pay, or set a record date for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company Securities or any capital stock or other ownership or equity interests in any of the Company’s subsidiaries (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company);

(vii) incur or commit to incur any capital expenditure (excluding any software development costs capitalized by the Company) greater than $2 million individually or $7.5 million in the aggregate;

(viii) (A) enter into any Contract that, if in existence as of the date hereof, would be a Material Contract except for Contracts with customers and partners in the ordinary course of business (not including any Contract that would be set forth on Schedule 3.8(a)(i) or Schedule 3.8(a)(xiv) if in existence as of the date hereof) or (B) amend or modify in any material respect, or terminate, or grant a waiver or release under any Material Contract, in each case (other than Contracts set forth on Schedule 3.8(a)(i) or Schedule 3.8(a)(xiv), which the Company shall not amend or modify in any material respect or terminate or grant a waiver or release under, or renew or allow to expire without Parent’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed)), in a manner that would be material and adverse to the Company and its subsidiaries other than (I) expirations and renewals of any such Contract in the ordinary course of business in accordance with the terms thereof, or (II) any agreement among the Company and wholly-owned subsidiaries of the Company or among the Company’s wholly-owned subsidiaries;

(ix) incur, amend, refinance or prepay indebtedness for borrowed money, in each case, in excess of $1 million in the aggregate, or assume, guarantee, become liable for or endorse the obligations of any Person (other than a wholly-owned subsidiary of the Company), other than (A) guarantees incurred in compliance with this Section 5.1 by the Company of indebtedness of subsidiaries of the Company, (B) any commodity, currency, sale or hedging agreements which can be terminated on 90 days or less notice without penalty, (C) intercompany loans between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company or (D) actions taken pursuant to Section 6.15 or Section 6.17;

(x) except as required by the existing terms of any Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, or as required by applicable Law, (A) increase the compensation or benefits of any of its directors, officers, employees or individual service providers, except for increases to base salary (and corresponding increases to target annual cash bonus opportunity) in the ordinary course of business consistent with past practice with respect to employees or individual service providers of the Company or any of its subsidiaries whose annual base salary is less than $200,000 (“Exempt Employees”) in an annual amount not to exceed 4% of such Exempt Employee’s annual base salary; (B) grant any severance or termination pay to any of its directors, officers, employee or individual service providers not required under any Company Plan, except in the ordinary course of business consistent with past practice with respect to Exempt Employees who are terminated other than for cause; (C) establish, adopt, enter into, materially amend, or terminate any material Company Plan (or any other material benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Plan if in effect on the date hereof), other than for (x) annual renewals of benefit plans in the ordinary course of business or (y) offers of employment in connection with a hiring of an employee or individual service provider who would be an Exempt Employee in the ordinary course of business, consistent with past practice; (D) grant any equity or equity-based awards, change in control, transaction or retention bonus; (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual service providers; (F) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or individual service provider other than Exempt Employees; or (G) knowingly and affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any employee or individual service provider of the Company or any of its subsidiaries other than Exempt Employees;

(xi) any material change in any accounting principles or practices, except as required by GAAP or Regulation S-X promulgated under the Exchange Act;

(xii) (A) change or revoke any material method of Tax accounting, (B) change any material Tax election, (C) amend any material Tax Return, (D) surrender any claim for a refund of material Taxes, (E) enter into any closing agreement with respect to any material Taxes, or (F) settle or compromise any material Tax liability;

(xiii) except as with respect to Transaction Litigation, which shall be governed by Section 6.12, and litigation related to dissenters’ rights which shall be governed by Section 2.4, settle or compromise (A) any pending or threatened Actions other than settlements or compromises of Actions providing solely for the payment of monetary damages where the amount paid (net of insurance proceeds receivable) does not exceed $1 million in the aggregate or (B) any Action set forth on Section 5.1(b)(xiii) of the Parent Disclosure Letter.

(xiv) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise change its form of legal entity;

(xv) (A) except as required by applicable Law, enter into, materially modify, extend (other than in the ordinary course of business), or terminate any CBA, or (B) voluntarily recognize or certify any labor union, labor organization, works council, or group of Company Employees as the bargaining representative for any Company Employees;

(xvi) sell, license or sublicense (other than nonexclusive licenses and sublicenses of Company Intellectual Property granted by the Company or its subsidiaries in the ordinary course of business), pledge, transfer, assign, subject to any Lien or otherwise dispose of, or abandon, let lapse or fail to preserve and maintain registrations for, any material Company Intellectual Property (other than natural statutory expirations) or disclose, other than pursuant to written confidentiality obligations, any material Trade Secrets included in the Company Intellectual Property;

(xvii) fail to maintain commercially reasonable physical, technical, organizational and administrative cybersecurity measures;

(xviii) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs or other such actions that would trigger the notice requirements of the WARN Act; or

(xix) agree, authorize or commit to do any of the foregoing actions described in Sections 5.1(b)(i) through Section 5.1(b)(xviii).

SECTION 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not directly or indirectly, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increasing the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise. Other than filings made in connection with the transaction contemplated by this Agreement, Parent shall procure that none of Parent’s

Affiliates (other than “portfolio companies” of Parent or such Affiliates as such term is customarily defined in the private equity industry) shall make any filing pursuant to the HSR Act that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period or (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

SECTION 5.3 No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Sections 5.1 and 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Acquisition Proposals.

(a)

(i) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries not to and shall direct and use reasonable efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, proposals or offers with respect to, or the making of, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal (an “Acquisition Inquiry”), (ii) engage in, continue, or otherwise participate in any negotiations or discussions concerning, or provide access to its or its subsidiaries’ personnel, properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or Acquisition Inquiry, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) negotiate, execute or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other similar definitive agreement for any Acquisition Proposal; provided that it is understood and agreed that any determination or action by the Board of Directors of the Company expressly permitted under Section 6.1(b) or Section 6.1(c) shall not, in and of itself, be deemed to be a breach or violation of this Section 6.1(a) or, in the case of Section 6.1(b), give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii). The Company also agrees that it shall, shall cause its subsidiaries to and shall direct and use reasonable efforts to cause its and their respective Representatives to (x) immediately cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal or Acquisition Inquiry, in each case that exist as of the date hereof, (y) promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring, or any proposed or contemplated acquisition of, the Company to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room and (z) promptly notify Parent of the receipt of any Acquisition Proposal or Acquisition Inquiry after the execution of this Agreement, which notice shall comply with Section 6.1(a)(ii). From the date of this Agreement until the earlier of obtaining the Company Requisite Vote and the valid termination of this Agreement in accordance with Article VIII, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors so long as the Company promptly notifies Parent thereof after granting any such waiver, amendment or release.

(ii) From and after the date hereof, the Company shall as promptly as practicable (and in any event within one Business Day following receipt thereof) notify Parent of the Company’s receipt of any Acquisition Proposal or Acquisition Inquiry, which notification shall include a copy (or, if not written, a summary) of the applicable Acquisition Proposal or Acquisition Inquiry and the identity of the Person making such Acquisition Proposal or Acquisition Inquiry. The Company shall thereafter keep Parent reasonably informed on a prompt and current basis (and in any event within one Business Day) of the status of any developments, discussions or negotiations regarding any such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of all material documentation relating to such Acquisition Proposal or Acquisition Inquiry. The Company agrees that neither it nor any of its subsidiaries or Representatives will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from complying with this Section 6.1.

(b) Notwithstanding anything to the contrary in Section 6.1(a)(i) or Section 6.3, and without limiting Section 6.1(a), subject to compliance with the remainder of this Article VI, nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or from (subject to compliance with Section 6.8) making any legally required disclosure to shareholders with regard to the transaction contemplated by this Agreement or an Acquisition Proposal; provided, that this Section 6.1(b)(i) shall not be deemed to permit the Board of Directors of the Company to make a Change of Recommendation except to the extent otherwise permitted by Section 6.3.

(ii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that did not, directly or indirectly, result from or principally arise out of a material breach of Section 6.1, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

(iii) prior to obtaining the Company Requisite Vote, (A) contacting and engaging in any negotiations or discussions with any Person and its Representatives who has made an Acquisition Proposal after the date hereof that did not, directly or indirectly, result from or principally arise out of a material breach of Section 6.1 (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide Acquisition Proposal after the date hereof that did not, directly or indirectly, result from or principally arise out of a material breach of Section 6.1, in each case of clauses (A) and (B), if prior to and as a condition precedent to taking such action if the Board of Directors (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal, (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so could be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (III) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within twenty-four hours) following the time it is provided to such Person;

(iv) prior to obtaining the Company Requisite Vote, making a Change of Recommendation (to the extent permitted by and made in accordance with Section 6.3); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c)

(i) Notwithstanding anything in this Section 6.1 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide and written Acquisition Proposal that did not, directly or indirectly, result from or principally arise out of a material breach of Section 6.1, that such Acquisition Proposal would constitute a Superior Proposal, the Company or its Board of Directors may, if the Board of Directors of the Company has determined in good faith after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (x) effect a Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a definitive written agreement providing for such Superior Proposal; provided, that the Company pays to Parent any Company Termination Payment required to be paid pursuant to Section 8.2(b)(i); provided further, that, no such action described in clauses (x) and/or (y) above shall be taken unless, (A) the Company delivers to Parent a Company Notice, advising Parent that the Company’s Board of Directors proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company, four Business Days in advance (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), (B) after giving such Company Notice and as a condition precedent to taking any action described in clauses (x) or (y) above, the Company and its Representatives shall negotiate in good faith with Parent (to the extent requested by Parent), to make such revisions to the terms of this Agreement, the Guarantees and the Financing Commitments as would cause such Acquisition Proposal to cease to be a Superior Proposal and (C) at the end of the Notice Period, prior to and as a condition precedent to taking any action described in clauses (x) or (y) above, the Board of Directors of the Company, having taken into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice, has determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal (it being understood and agreed that any material revision, amendment, update or supplement to the terms and conditions of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.1(c)(i) and require a new Company Notice, except that references in this Section 6.1(c)(i) to “four Business Days” shall be deemed to be references to “two Business Days” and such two Business Day period shall expire at 5:00 p.m. on the second Business Day following the day on which such new Company Notice is delivered).

(ii) Prior to obtaining the Company Requisite Vote, the Board of Directors of the Company may effect a Change of Recommendation of the type described in clauses (A), (B) or (E) (only with respect to clauses (A) and (B)) of the definition thereof if (x) an Intervening Event has occurred, and (y) prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to effecting such Change of Recommendation, (A) the Company shall give Parent notice four Business Days in advance (the “Event Notice Period”), which notice shall include the material facts of such Intervening Event, (B) after giving such notice and prior to effecting a Change of Recommendation, the Company shall have negotiated in good faith with Parent (to the extent requested by Parent), to make such revisions to the terms of this Agreement, the Guarantees and the Financing Commitments and (C) at the end of the Event Notice Period, prior to and as a condition precedent to effecting a Change of Recommendation, the Board of Directors of the Company, having taken into account in good faith any changes proposed in writing by Parent in response to the notice, shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined under Section 13 of the Exchange Act) (other than Parent, Merger Sub or their respective Affiliates) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions of (i) a business that constitutes 20% or more of the net revenues, net income or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets of the Company and its subsidiaries, taken as a whole, (ii) 20% or more of the voting power of the equity securities of the Company, (B) any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning 20% or more of the total voting power of the equity securities of the Company, or (C) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income, or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets of the Company and its subsidiaries, taken as a whole); in the case of each of clauses (A) through (C), other than the transactions contemplated by this Agreement, inclusive.

(ii) “Superior Proposal” means a bona fide and written Acquisition Proposal (except that the references in the definition thereof to “20% or more” shall be deemed to be references to “50% or more”), that the Board of Directors of the Company, after consultation with its outside legal counsel and its financial advisor(s), has determined in good faith determined, after taking into account all financing, regulatory, legal and other aspects of such proposal (including the identity of the Person making the proposal) (x) is reasonably likely to be consummated in accordance with its terms, and (y) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (in their capacity as such) than the transactions contemplated by this Agreement, in each case after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory, certainty of closing, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c)(i).

(e) Any action taken by any Representative of the Company or any of its subsidiaries that, if taken by the Company, would be a material breach of this Section 6.1 (or the direct or indirect consequences of which such action are material), shall be deemed to be a breach of this Section 6.1 by the Company.

SECTION 6.2 Proxy Statement.

(a) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement (but in no event later than 20 Business Days following the date hereof), the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Unless the Board of Directors of the Company has made a Change of Recommendation in accordance with Section 6.1(c)(i) or Section 6.1(c)(ii), the Recommendation shall be included in the Proxy Statement.

(b) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the shareholders of the Company, or responding to any comments or material communications from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments or communications from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof, including filing any amendments or supplements as may be required. The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Shareholders Meeting promptly after the date on which the SEC confirms that it will not review the Proxy Statement or that it has no further comments on the Proxy Statement.

(c) If at any time prior to the Shareholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its shareholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its shareholders, in each case as and to the extent required by applicable Law.

SECTION 6.3 Shareholders Meeting. The Company (a) shall, subject to the provisions of this Agreement, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as practicable after the date hereof and take all necessary action in accordance with applicable Law and the Company’s governing documents, to duly set a record date for the Shareholders Meeting (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (b) acting through its Board of Directors (or a committee thereof), shall, as promptly as practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement (but subject to the penultimate sentence of this Section 6.3), take all action required under the WBCA, the Articles of Incorporation, the Bylaws and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable (and within 45 days following the first mailing of the Proxy Statement to the shareholders of the Company) a meeting of its shareholders for the purpose of approving this Agreement (including any adjournment or postponement thereof, the “Shareholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting (i) to the extent required by Law or fiduciary duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote for a period of up to ten (10) Business Days or (iii) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Shareholders Meeting (it being understood that the Company may not postpone, recess or adjourn the Shareholders Meeting more than two times pursuant to this clause (iii) without Parent’s prior written consent) and (c) acting through its Board of Directors (or a committee thereof), shall (x) include in the Proxy Statement the Recommendation and (y) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors of the Company shall be permitted to, if and only to the extent in accordance with the terms and conditions of Section 6.1, (A) fail to include the Recommendation in the Proxy Statement, (B) withdraw, modify, qualify, amend or change the Recommendation, (C) fail to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding shares of Common Stock (other than by Parent or an Affiliate of Parent), in each case, within ten Business Days after the commencement thereof, (D) recommend, adopt or approve any Acquisition Proposal, or (E) formally resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (A) through (E), a “Change of Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with its terms, the Company will submit the approval of this Agreement to its shareholders at the Shareholders Meeting even if the Company’s Board of Directors (or a committee thereof) has effected a Change of Recommendation.

SECTION 6.4 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, and subject to any different standard set forth herein with respect to any covenant or obligation, each Party will (and, in the case of Parent, cause each of its subsidiaries to) use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement including (y) to cause the expiration or termination of the applicable waiting periods under the HSR Act and (z) to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law as soon as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to, and in the case of Parent, cause each of its subsidiaries and Affiliates (collectively, the “Parent Group”), to the extent required, to, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof, (ii) file any notification or other filing or form necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law in the jurisdictions identified in Section 6.4 of the Company Disclosure Letter applicable to the transactions contemplated by this Agreement and (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Each of Parent Group and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent required in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) furnish to the other Party as promptly as practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and furnish the other Party promptly with copies of all material correspondence, filings (except for HSR Act filings) and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as practicable to any inquiries received from, and supply as promptly as practicable any additional information or documentation that may be requested by the FTC, the DOJ, or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing (except for HSR filings), notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided, however, that to the extent any of the documents or information provided pursuant to this Section 6.4 are commercially or competitively sensitive, the Company or Parent, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine. Parent, Merger Sub, or their respective Affiliates will not “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, and refile it unless the Company has consented in writing in advance to such withdrawal and refiling, and Parent, Merger Sub, or their respective Affiliates shall not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the Company, in each case such consent not to be unreasonably withheld, conditioned, or delayed. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) No Party shall independently participate in any meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry in connection with this Agreement or the transactions contemplated by this Agreement without giving the other Parties sufficient prior notice of the meeting or communication and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication. Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its subsidiaries to, take any and all steps necessary to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the End Date). In furtherance, but without limiting the foregoing, Parent shall, and shall cause its subsidiaries to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, Parent’s subsidiaries, or the Company or its subsidiaries or any interest therein, (ii) otherwise take or commit to take any actions that would limit Parent’s, Parent’s subsidiaries, or the Company’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent, or the Company or its subsidiaries or any interest or interests therein and (iii) modify, restructure, amend, terminate, or revise, any agreement or arrangement entered into or proposed to be entered into by Parent, or to which Parent is a party, including with respect to any interest (including any equity or other interest) held or to be held directly or indirectly in Parent by any Person (individually or collectively, a “Remedial Action”); provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent, Merger Sub and their respective Affiliates shall not be obligated to take or agree to take any Remedial Action with respect to Parent’s or Merger Sub’s Affiliates other than Parent, the Company, or their respective subsidiaries; provided, further that the Parties shall not be obligated to take any action with respect to the Company the effectiveness of which is not conditioned on the Closing occurring.

(d) Subject to the obligations under Section 6.4(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of Parent, Merger Sub and the Company must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement, including appeals. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this Section 6.4(d) that is not conditioned upon consummation of the Merger.

SECTION 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (b) any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby and (c) any event, development, change, effect, fact, circumstance or occurrence that is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the End Date; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.5 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.5.

SECTION 6.6 Access to Information; Confidentiality.

(a) Subject to applicable Law and any COVID-19 Measures, from the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors, employees and other Representatives to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, properties, Contracts, books and records, as necessary to facilitate consummation of the transactions contemplated by this Agreement and integration planning related thereto; provided, that such access may be limited to the extent the Company or any of its subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or any of its subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its subsidiaries to provide, such access in a manner that would not jeopardize the health and safety of the employees of the Company and its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any environmental sampling or testing. In furtherance thereof, from the date hereof to the Effective Time or the earlier valid termination of this Agreement, without the prior written consent of the Company, Parent shall not, and shall use reasonable best efforts to cause its controlled Affiliates not to, contact any vendor, lender or any other Person having a material business relationship with the Company except for contacts unrelated to the Merger or the Company. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information if and to the extent such access or disclosure would be commercially sensitive or in the good faith judgment of the Company (based on advice of in-house or outside counsel) jeopardize any attorney-client privilege of the Company or any of its subsidiaries, or contravene any applicable Law; provided that the Company shall inform Parent as to the general nature of what is being withheld and shall use its reasonable best efforts to make appropriate substitute arrangements to permit such disclosure in a manner that would not jeopardize any attorney-client privilege of the Company or any of its subsidiaries, or contravene any applicable Law (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). All requests for information made pursuant to this Section 6.6(a) shall be directed to the executive officer or other Person designated by the Company.

(b) Each of Parent and Merger Sub will comply with the terms and conditions of the confidentiality agreement entered into in connection with the transactions contemplated hereby between the Company and Vista Equity Partners Management, LLC (as it may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, treat and use, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

SECTION 6.8 Publicity. The initial press release regarding the Merger shall be a joint press release and, except in connection with a Superior Proposal or a Change of Recommendation if and to the extent permitted by this Agreement, thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

SECTION 6.9 Employee Benefits.

(a) From the period beginning on the Effective Time and ending on December 31, 2023 (or, if sooner, the date of termination of employment of the relevant Continuing Employee) (the “Benefit Continuation Period”), Parent shall, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries as of immediately prior to the Effective Time who continues to be employed by the Surviving Corporation or any subsidiary thereof immediately following the Effective Time (the “Continuing Employees”), (i) a salary, wage, and target annual cash bonus opportunity that, in each case, is no less favorable than the salary, wage, and target annual cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity or equity-based, defined benefit pension, post-employment welfare and nonqualified deferred compensation benefits) that are substantially comparable in the aggregate to the benefits (subject to the same exclusions) provided to such Continuing Employee immediately prior to the Effective Time. For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance benefits described on Section 6.9(a) of the Company Disclosure Letter. Without limiting the generality of the foregoing, if the Closing Date occurs prior to the date on which annual bonuses in respect of the 2022 calendar year are paid by the Company, Parent shall cause the Company to honor the Company’s annual bonus plans that relate to the 2022 calendar year (the “2022 Bonus Plans”), and shall pay to eligible employees bonuses earned thereunder pursuant to the terms thereof based on actual achievement of the applicable company and individual performance objectives and goals set forth therein consistent with past practice.

(b) To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its subsidiaries (including the Surviving Corporation and any subsidiaries thereof) shall use its reasonable best efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its subsidiaries to be waived with respect to Continuing Employees and their eligible dependents to the extent such conditions or limitation were waived or did not apply under the analogous Company Plan immediately prior to the Effective Time, (ii) give each Continuing Employee credit under the group health plan of Parent or its subsidiaries for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and credited under the analogous Company Plan and (iii) to the extent that it would not result in a duplication of benefits or compensation and to the same extent and for the same purpose that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company prior to the Effective Time for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent.

(c) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an establishment, amendment or other modification of any Company Plan or any other benefit or compensation plan, program or arrangement, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending, modifying or terminating any Company Plans or any other benefit or compensation plans, programs or arrangements in accordance with their terms or (iii) create any claims, rights or benefits (including any third-party beneficiary rights) in any Person, other than the Parties.

SECTION 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present and former (in each case as of the Effective Time) director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Action, arising out of, relating to or in connection with matters existing or occurring at or prior to the

Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Washington Law to indemnify such Person (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Action, including any expenses incurred in enforcing such Person’s rights under this Section 6.10, regardless of whether indemnification with respect to or advancement of such expenses is authorized under the Articles of Incorporation, the Bylaws or the certificate of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.10); provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Washington Law and the Company’s Articles of Incorporation and Bylaws shall be made by independent counsel selected by the Surviving Corporation. In the event of any such Action (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Action in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter. In the event any Action is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Action, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Action, and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10, upon learning of any such Action, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c) The provisions in the Surviving Corporation’s articles of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Articles of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance. In satisfying its obligations pursuant to this Section 6.10(d), Parent and the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year prior to the date hereof (the “Current Premium”), but in such case shall purchase as much coverage as reasonably practicable for such amount. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 6.10(d), the Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the persons covered by the current policies of directors’ and officers’ liability insurance and the insureds covered by the current fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that in no event shall the amount paid for such prepaid policies exceed 350% of the Current Premium. In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party which are set forth in Section 6.10(d) of the Company Disclosure Letter and made available to Parent prior to the date of this Agreement.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume or succeed to all of the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10 shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Articles of Incorporation or Bylaws of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.11 Takeover Statutes. If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and shall use reasonable best efforts to take such actions as are reasonably necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.11 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

SECTION 6.12 Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement, including disclosures made under securities laws and regulations related thereto, is brought after the date of this Agreement and prior to the Effective Time against the Company or any members of its Board of Directors or Parent or any members of its Board of Directors (the “Transaction Litigation”), the Company or Parent (as applicable) shall promptly notify the other Parties of any such Transaction Litigation and shall keep the other Parties reasonably informed with respect to the status thereof (including by promptly providing copies of all pleadings with respect thereto) and apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation, and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. No Party shall compromise, settle or come to an arrangement regarding or agree to compromise, settle, any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and the Financing Commitments.

SECTION 6.14 Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

SECTION 6.15 Convertible Notes and Capped Call Transactions.

(a) Prior to the Effective Time, at Parent’s written request, the Company shall deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Convertible Notes) and take all other actions that may be required under the terms of the Convertible Notes, the Convertible Notes Indenture or under applicable Law, including as a result of the transactions contemplated by this Agreement to the extent constituting a “Fundamental Change” or “Make-Whole Fundamental Change,” as such terms are defined in the Convertible Notes Indenture, provided, however, that none of the Company nor any of its subsidiaries shall be required to pay any fee or incur any other liability or obligation in connection with the foregoing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the foregoing prior to the Effective Time. The Company shall provide copies of any such notice to Parent prior to delivering any such notice and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notice, which such comments the Company shall consider in good faith.

(b) Prior to the Effective Time, the Company shall use commercially reasonable efforts to take all necessary actions to ensure compliance with the Company’s Convertible Notes. In furtherance of the foregoing, and in addition to the Company’s obligations pursuant to Section 6.15(a), the Company shall cooperate with Parent to (i) execute and deliver to the Trustee a supplemental indenture to the Convertible Notes Indenture, as and to the extent required by the Convertible Notes Indenture, including to provide that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Per Share Merger Consideration in accordance with, and subject to, the provisions of the Convertible Notes Indenture governing the conversion of the Convertible Notes (including any applicable increase in the “Conversion Rate” thereunder for conversions made in connection with the Merger), and (ii) cause to be executed and delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (as such terms are defined in the Convertible Notes Indenture) and any other related documentation required by the Convertible Notes Indenture in connection with such supplemental indenture. Parent and its counsel will be responsible for preparing any such supplemental indenture. The Company shall provide copies of the Officer’s Certificate and Opinion of Counsel to Parent prior to delivering any such document to the Trustee and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, which such comments the Company shall consider in good faith. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and subject to applicable Law, (i) the Company may take any actions in connection with making elections under, obtaining waivers, and/or unwinding or otherwise settling the Capped Call Transactions, (ii) the Company shall deliver any notices required under the terms of the Capped Call Transactions and (iii) the Company may initiate or continue, discussions or negotiations with the counterparties to the Capped Call Transactions or any of their Affiliates or Representatives, including with respect to any cash amounts or shares of Common Stock that may be payable or deliverable to the Company pursuant to the Capped Call Transactions (including upon termination, cancellation or exercise thereof) and adjustments to the terms of the Capped Call Transactions (including in connection with the announcement of the transactions contemplated by this Agreement), it being understood that the Company shall act in good faith and in a commercially reasonable manner in consultation with Parent and shall, if reasonably requested by Parent, engage a hedging advisor in connection with the foregoing.

(c) The Company shall use commercially reasonable efforts to remove the restrictive legend on the Convertible Notes as promptly as reasonably practicable following August 13, 2022 in accordance with Section 2.05 of the Convertible Notes Indenture.

(d) Notwithstanding anything to the contrary in the foregoing, the Company and its subsidiaries shall not be required to (i) agree to any term or take any action in connection with its obligations under this Section 6.15 (other than Section 6.15(c)) that is not conditioned upon consummation of the Merger or (ii) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the actions contemplated by this Section 6.15 (other than Section 6.15(c)) or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with such actions, in each case prior to, or that is not conditioned upon the occurrence of, the Closing.

SECTION 6.16 Parent Financing.

(a) Parent and Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments, including using reasonable best efforts to (A) maintain in full force and effect the Financing Commitments, (B) satisfy on a timely basis (or obtain the waiver of) all conditions to funding and all covenants, in either case, set forth in the Debt Financing Commitments and such Definitive Agreements that are to be satisfied by Parent and to consummate the Financing at or prior to the Closing, and (C) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitments (or on terms that, taken as a whole, are no less favorable to Parent or Merger Sub than the terms in the Debt Financing Commitment or that otherwise would not violate Section 6.16(d)), in each case, which terms shall not in any respect expand on, or add to, the conditions to the funding of the Financing at the Closing or reduce the aggregate amount of the Financing available to be funded at the Closing below the amount required to fund the Financing Uses (such definitive agreement, the “Definitive Financing Agreements”) prior to the Closing Date and (ii) comply with their obligations under the Financing Commitments and Definitive Financing Agreements and enforce their rights under the Financing Commitments to the extent necessary to consummate the transactions contemplated herein. Parent shall obtain the Equity Financing contemplated by the Equity Financing Commitments upon satisfaction or waiver of the conditions to Closing in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). Parent shall, at the reasonable request of the Company, inform the Company on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing) (including providing copies of final Definitive Financing Agreements to the extent reasonably necessary to allow the Company to monitor the progress of such efforts, in each case, which may be redacted with respect to fee amounts and any other economic terms).

(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments for any reason, or to the extent that Parent reasonably believes in good faith that it will not have funds available on the Closing Date that are sufficient to enable it to fund the Financing Uses in full, (i) Parent shall promptly notify the Company in writing and (ii) Parent and Merger Sub shall use, and shall cause each Guarantor to use, their respective reasonable best efforts and as promptly as reasonably practicable following the occurrence of such event, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added to the portion of the Financing that is and remains available to Parent, sufficient to consummate the transactions contemplated by this Agreement and pay all Financing Uses, and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment”), which Alternative Financing Commitment would not (x) include terms and conditions (including any “market flex” provisions applicable thereto) that are materially less favorable (unless agreed to by Parent and Merger Sub), in the aggregate, to Parent and Merger Sub than those contemplated in the Debt Financing Commitment, (y) include or add any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitments or (z) reasonably be expected to prevent, impede or delay the consummation of the Debt Financing or such Alternative Financing or the transactions contemplated by this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall not be required to (i) pay more fees, original issue discounts or incur an increase in pricing relative to the pricing or fee terms of the Debt Commitment as in effect on the date of this Agreement, taking into account any flex terms, or (ii) seek equity financing from any Person other than the Equity Investors or in an amount in excess of the Equity Financing contemplated by the Equity Commitment as of the date hereof. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (A) to Financing or Debt Financing shall include any such Alternative Financing, (B) to the Financing Commitments or Debt Financing Commitments shall include any such Alternative Financing Commitments and (C) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing. Parent shall, promptly upon request, deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing necessary to fund the Financing Uses (in each case, redacted with respect to fee amounts and, if applicable, flex provisions and any other economic terms, so long as such redaction does not cover terms that could reasonably be expected to affect the conditionality, amount, availability, enforceability or termination of the Alternative Financing).

(c) Without limiting the generality of Section 6.16(b), Parent shall promptly (and in any event within two Business Days) notify the Company in writing of the occurrence of any of the following, in each case to the extent Parent has actual Knowledge thereof: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Financing Commitment, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) under any Financing Commitment by any party to such Financing Commitment, (iii) receipt by any of Parent, Merger Sub or any of their respective Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination, withdrawal, rescission or repudiation by any party to any Financing Commitment or any provision of any Financing Commitment (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of necessary to fund the Financing Uses by) any Financing Commitment) or (B) material dispute or disagreement between or among any parties to any Financing Commitment with respect to their obligation to fund the Financing on the Closing Date or (iv) if for any reason Parent in good faith believes that it is likely that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments. As soon as reasonably practicable, but in any event within two Business Days, Parent shall provide the Company with any and all information reasonably requested by the Company relating to any circumstance referred to in this Section 6.16(c).

(d) Parent, Merger Sub and the Guarantors shall not (without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) permit or consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any condition, provision or remedy under, the Equity Financing Commitments (other than to increase the amount of Equity Financing available thereunder), (ii) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any provision or remedy under, the Debt Financing Commitment or Definitive Financing Agreement solely to the extent that such amendment, restatement, supplement, termination, reduction, modification or waiver would reasonably be expected to (A) impose new or additional conditions precedent to the funding of the Debt Financing or would otherwise change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing, (B) impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing ) or (E) otherwise adversely affect the ability of the Parent to enforce its rights under the Debt Financing Commitments or to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Financing less likely to occur; or (iii) the early termination of the Financing Commitments or any Definitive Financing Agreement; provided, however, for the avoidance of doubt and notwithstanding, anything to the contrary contained herein, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Financing Commitments (x) solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitments as of the date hereof and, in connection therewith, (y) reallocate the commitments and economic percentages with respect to the appointment of such additional lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other financing sources or (z) otherwise modify or replace the Debt Financing Commitments to the extent such amended or replaced Debt Financing Commitments would not violate the terms of this Section 6.16(d). Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Debt Financing Commitments or the Definitive Financing Agreements promptly upon execution thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof), references to the “Debt Financing Commitment” shall include such document as permitted or required by this Section 6.16 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(e) If the Debt Financing Commitment is replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if Parent or Merger Sub substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 6.16, Parent or Merger Sub shall comply with their obligations under this Agreement, including this Section 6.16, with respect to the Debt Financing Commitment as so replaced, amended, supplemented or modified to the same extent that Parent and Merger Sub were obligated to comply prior to the date the Debt Financing Commitment was so replaced, amended, supplemented or modified. Notwithstanding anything in this Section 6.16 to the contrary, compliance by Parent and Merger Sub with this Section 6.16 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby, including the Merger, are not contingent on Parent or Merger Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.

SECTION 6.17 Financing Cooperation.

(a) Prior to the Closing, the Company shall (A) reasonably promptly (and in any event prior to the Closing Date) furnish the Required Information to Parent (it being understood and agreed that, as of the date hereof, the Company has furnished the Required Information in respect of the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021 and the fiscal quarter ended March 31, 2022 to Parent) and (B) use reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries and the Company’s and such subsidiaries’ respective Representatives to use their reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense (other than (i) costs and expenses incurred in connection with the normal preparation of historical financial statements of the Company of the type described in the definition of Required Information and (ii) any ordinary course amounts that would have been incurred by the Company in the ordinary course of business regardless of any debt financing established in connection herewith), such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing that is reasonably necessary or customarily provided in connection with financings of the type contemplated by the Debt Financing Commitment, including using reasonable best efforts to:

(i) furnish Parent and the Debt Financing Sources reasonably promptly with (A) such other pertinent and customary information regarding the Company and its subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing, and updates thereto as reasonably requested by Parent and with information in response to due diligence requests of, and otherwise cooperate with the due diligence efforts of, the Debt Financing Sources and (B) the cash balance of the Company as of the end of each calendar month, reasonably promptly after it has been prepared for management’s internal use (and reasonably cooperate with any subsequent inquiries from Parent with respect thereto); provided, that (I) the Company shall only be obligated to deliver such information to the extent it may be obtained by the Company without undue effort or expense and (II) the Company shall not be obligated to furnish any of the Excluded Information;

(ii) upon reasonable prior notice, cause members of management of the Company to participate in a reasonable number of lender presentations (which may be virtual), conference calls and meetings with prospective lenders and other Financing Sources and due diligence sessions to the extent reasonably requested in connection with the Debt Financing Commitment and only to the extent customarily needed for financings of the type contemplated by the Debt Financing Commitment and at reasonable times and, if applicable, locations to be mutually agreed;

(iii) cause members of management of the Company to reasonably assist Parent in its preparation of any customary documents and materials required by the Debt Financing Sources in connection with the Debt Financing (including any Alternative Financing); provided, that any such documents and materials that includes disclosure and financial statements with respect to the Company and/or its subsidiaries shall only reflect Merger Sub as the obligor and no such documents shall be issued by the Company or any of its subsidiaries;

(iv) (A) reasonably facilitating the pledging of (including, for the avoidance of doubt, providing assistance reasonably requested in connection with the creation and perfection of security interests in) the collateral contemplated by the Debt Financing and (B) obtaining, executing and delivering customary evidence of authority, customary officer’s certificates, customary solvency certificates and customary insurance certificates, in each case, as reasonably requested by Parent or Merger Sub and the Debt Financing Sources (provided, however, that (i) no officer of the Company or any of its subsidiaries who is not remaining in such position following the Closing Date shall be obligated to execute any certificate or other document contemplated by this Section 6.17(a)(iv) in connection with the Debt Financing, (ii) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (iii) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing);

(v) at least three Business Days prior to the Closing Date, provide Parent with all documentation and other information with respect to the Company and its subsidiaries as shall have been reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date that is required in connection with the Debt Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, and that are required by Section 4 of Exhibit C of the Debt Financing Commitment; and

(vi) (A) assist with the preparation of any definitive financing documents, including any credit agreements, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Financing, and hedging agreements reasonably requested by Parent, as may be reasonably requested by Parent, including by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Company and (B) furnish Parent with evidence that releases have been filed in respect of the Intellectual Property Security Agreements recorded at the United States Patent and Trademark Office on December 3, 2015 at Reel 5680, Frames 739-749, on June 6, 2016 at Reel 5806, Frames 570-579, and on June 6, 2016 at Reel 5809, Frames 225-235.

Notwithstanding anything to the contrary in this Section 6.17(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the Financing; (3) risk factors relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure; (4) “segment” financial information and separate subsidiary financial statements, (5) any financial statements or other information required by Rules 3-05, 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302 or for any period prior to January 1, 2019, (6) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (7) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its subsidiaries was party to any such transactions prior to consummation of the Merger), (8) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company and is derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries) or (9) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by the Company (collectively, the “Excluded Information”).

(b) Notwithstanding anything herein to the contrary, (i) such requested cooperation shall not (A) unreasonably disrupt or interfere with the business or the operations of Company or its subsidiaries, or (B) cause significant competitive harm to the Company or its subsidiaries, if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 6.17 shall require cooperation to the extent that it would (A) subject any of Company’s or its subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability, (B) would, based on the advice of the Company’s legal counsel, conflict with, or violate, the Company’s and/or any of its subsidiaries’ organization documents or any applicable Law or judgment, or result in the contravention of, or violation or breach of, or default under, any material Contract to which Company or any of its subsidiaries is a party (to the extent not entered into in contemplation of the cooperation obligation set forth in this Section 6.17), (C) cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement, (iii) neither the Company nor any subsidiary thereof shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Financing Commitments, the Definitive Financing Agreements or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitments, the Definitive Financing Agreements, the Financing or any information utilized in connection therewith, in each case prior to the Effective Time, (B) deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where Company, based on the good faith advice of the Company’s legal counsel, determines that such access or disclosure would jeopardize the attorney-client privilege or contravene any applicable Law or material

Contract; provided that the Company or its subsidiaries shall inform Parent as to the general nature of what is being withheld and shall use commercially reasonable efforts to disclose any information being withheld without breach of such applicable Law, privilege or material Contract; or (D) waive or amend any terms of this Agreement or any other material Contract to which the Company or its subsidiaries is a party and (iv) none of the Company or the Company’s subsidiaries or their respective directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date and the directors and managers of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.17, shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 6.17. The Company hereby consents to the use of its logos in connection with the Debt Financing contemplated by the Debt Financing Commitments, so long as the Company has a reasonable opportunity to preview such use of logos and such logos (i) are used solely in a manner that is not indented to or reasonably likely to harm or disparage the Company and/or its subsidiaries; and (ii) are used solely in connection with a description of the Company or the Transactions (including in connection with any marketing materials related to the Debt Financing).

(c) Parent (i) shall, on the Closing Date (or, if the Closing Date does not occur, promptly following termination of this Agreement in accordance with its terms), reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including (A) reasonable and documented outside attorneys’ fees and (B) reasonable and documented fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of its subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.17 and (ii) shall indemnify, defend and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.17 and the provision of any information utilized in connection therewith, but in the case of each of the foregoing clauses (i) and (ii) and notwithstanding the foregoing, such reimbursement and indemnification obligations shall not extend to (x) costs and expenses incurred in connection with the normal preparation of historical financial statements of the Company of the type described in the definition of Required Information, (y) any ordinary course amounts that would have been incurred by the Company in the ordinary course of business regardless of any debt financing established in connection herewith and (z) liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arising as a result of bad faith, willful misconduct, fraud or gross negligence of any of the Company and its subsidiaries or their respective Representatives.

(d) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.17 represent the sole obligation of the Company, its subsidiaries and their Affiliates and each of their respective Representatives with respect to cooperation in connection with the arrangement of the Financing (or Alternative Financing, as applicable) and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

SECTION 6.18 Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

SECTION 6.19 Tender Offer. Upon the written request by Parent and subject to the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parties agree to cooperate and work in good faith to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding shares of Common Stock and to make such reasonable and customary amendments to this Agreement as the Parties mutually agree are necessary to reflect such structure.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver by each of the Company and Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained; and

(b) Orders and Consents. (i) No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any customary timing agreement delaying the Closing entered into in connection therewith) shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1 [Organization and Qualification; Subsidiaries], the third sentence of Section 3.3(b) [Capitalization], Section 3.4 [Authority], Section 3.19 [Opinion of Financial Advisor], Section 3.20 [Brokers] and Section 3.21 [Takeover Statutes] shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a), Section 3.3(b) (except the third sentence thereof) and Section 3.3(c) [Capitalization] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except for de minimis inaccuracies, (iii) Section 3.9(c) [Absence of Certain Changes or Events] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date and (iv) the other representations and warranties of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

(c) Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”);

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such standard of efforts as may be required pursuant to Section 6.4 to prevent, oppose and remove such restraint, injunction or other prohibition;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before February 8, 2023 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) in violation of this Agreement or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date.

(d) by written notice from the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal, in accordance with and subject to the terms and conditions of, Section 6.1(c);

(e) by written notice from Parent if:

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii) the Board of Directors of the Company shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation;

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of this Agreement was taken; or

(g) by the Company, if (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (to the extent permissible under applicable Law) waived in accordance with this Agreement, (ii) the Company has indicated in writing that the Company is ready and willing to consummate the Merger and ready, willing and able to take all action within its control to consummate the Merger, (iii) Parent and Merger Sub fail to consummate the Merger within three Business Days of the date on which the Closing should have occurred pursuant to Section 1.2 and (iv) during such three Business Day period described in clause (iii), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

SECTION 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(b) [Confidentiality], Section 6.17(c) [Financing Cooperation], this Section 8.2, Section 8.3 [Expenses] and Article IX, which shall survive such termination; provided that, subject to the limitations set forth in Section 8.2(e), Section 8.2(f) and Section 8.2(g), nothing herein shall relieve any Party hereto of any liability for damages resulting from Willful Breach prior to such termination by any Party hereto. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with Section 9.12.

(b) In the event that:

(i) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) [Superior Proposal] or by Parent pursuant to Section 8.1(e)(ii) [Change of Recommendation], then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) [Superior Proposal] or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) [Change of Recommendation] (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose.

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) [End Date] or Section 8.1(f) [Company Requisite Vote] or Parent pursuant to Section 8.1(e)(i) [Breach by Company] and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Shareholders Meeting or any postponement or adjournment thereof (or, if earlier, prior to the termination of this Agreement) an Acquisition Proposal shall have been made to the Company (in the case of a termination pursuant to Section 8.1(e)(i) or 8.1(c)) or directly to the Company’s shareholders (in the case of a termination pursuant to Section 8.1(f)), or an Acquisition Proposal shall have otherwise become publicly known, and (B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal (which is subsequently consummated), or shall have consummated any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made within two Business Days from the consummation of such Acquisition Proposal, by wire transfer of immediately available funds. For the purpose of Section 8.2(b)(ii)(B), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(iii) this Agreement is validly terminated by the Company pursuant to Section 8.1(g) [Parent Failure to Close] (or pursuant to any provision of Section 8.1 under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(g) [Parent Failure to Close]), Parent shall pay to the Company a fee of $484,659,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two Business Days of the applicable termination.

(c) The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Payment, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit with respect to the other Party’s failure to pay an amount due pursuant to Section 8.2(b)(i), Section 8.2(b)(ii), or Section 8.2(b)(iii), the non-prevailing party in such suit shall pay to the prevailing party, as applicable, the prevailing Party’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by such Party) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, plus 2%, as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(e) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is validly terminated in accordance with its terms and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.2, the Company Termination Payment and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall, subject to Section 9.12, be the sole and exclusive remedy of Parent Related Parties (as defined below) against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, or termination of, this Agreement (collectively, the “Company Transaction Obligations”), and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of the Company Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.6(b).

(f) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is validly terminated in accordance with its terms and the Company is paid the Parent Termination Fee from Parent pursuant to this Section 8.2, the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.2(d) shall, subject to Section 9.12, be the sole and exclusive remedy of the Company against Parent, Merger Sub or any Guarantor or any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) or any Debt Financing Sources Related Party for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, or termination of, this Agreement (collectively, the “Parent Transaction Obligations”) and upon payment of such amounts, none of the Parent Related Parties or Debt Financing Sources Related Parties shall have any further liability or obligation relating to or arising out of the Parent Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve Parent of its obligations under Section 6.6(b) and Section 6.17. Notwithstanding anything to the contrary contained in this Agreement, and without limiting the Company’s or Parent’s rights under Section 9.12 [Specific Performance], under no circumstances whether prior to or after termination of this Agreement, will (i) the Company seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, or be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby, including the Merger, from any Parent Related Parties (other than any Guarantor or Equity Investor pursuant to, and in accordance with the terms of, and solely to the extent expressly provided for in, the applicable Guarantee or Equity Financing Commitment), or (ii) Parent or Merger Sub seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, or be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby, including the Merger, from any Parent Related Parties.

(g) Subject to Section 9.8, this Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Guarantees, the Equity Financing Commitments or the Confidentiality Agreement, the Guarantors or the other parties thereto, and no other Parent Related Party (other than, for the avoidance of doubt, the Guarantor or the other Parent Related Parties party to a Guarantee, the Equity Financing Commitments or the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, including the Merger. Filing fees incurred in connection with applications and filings under the HSR Act or any other Antitrust Law shall be borne by Parent.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

SECTION 9.2 Modification or Amendment. Subject to Section 9.16 and the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties.

SECTION 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure or delay of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder. For purposes of this Section 9.3, Parent and Merger Sub shall be treated collectively as a single Party.

SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention:  Adrian Alonso

                  Christina Lema

Email:       AAlonso@vistaequitypartners.com

                  CLema@vistaequitypartners.com

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Ave.

New York, NY 10022

Attention:  Sarkis Jebejian, P.C.

                  Jonathan Davis, P.C.

                  Joshua Ayal

Email:       Sarkis.Jebejian@kirkland.com

                  Jonathan.Davis@kirkland.com

                  Joshua.Ayal@kirkland.com

(b)	if to the Company:

Avalara, Inc.

255 South King Street, Suite 1800

Seattle, Washington

Attention:  Scott M. McFarlane

                  Ross Tennenbaum

                  Alesia L. Pinney

Email:       Scott.McFarlane@avalara.com

                  Ross.Tennenbaum@avalara.com

                  Alesia.Pinney@avalara.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Mario A. Ponce

                  Michael Chao

Email:       mponce@stblaw.com

                  michael.chao@stblaw.com

SECTION 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no more favorable in any material respect to the counterparty thereto than the corresponding terms in the Confidentiality Agreement are to Parent (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements), provided that such confidentiality agreement need not include any “standstill” or similar terms;

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(c) “Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(d) “Capped Call Documentation” means (A) the letter agreements Re: Base Capped Call Transaction, each dated as of August 10, 2021, between the Company and each of Barclays Bank PLC, Bank of America, N.A., Bank of Montreal, Goldman Sachs & Co. LLC, and Mizuho Markets Americas LLC, and (B) the letter agreements Re: Additional Capped Call Transaction, each dated as of August 12, 2021, between the Company and each of Barclays Bank PLC, Bank of America, N.A., Bank of Montreal, Goldman Sachs & Co. LLC, and Mizuho Markets Americas LLC, in each case, as further amended, restated, supplemented, or otherwise modified on or prior to the date hereof;

(e) “Capped Call Transactions” means the transactions documented under the Capped Call Documentation;

(f) “CFIUS” means the Committee on Foreign Investment in the United States.

(g) “Company Equity Award” means any Company Option, Company RSU or Company PSU issued pursuant to a Company Stock Plan;

(h) “Company Notice” means a notice delivered from the Company to Parent in connection with Section 6.1(c) which notice has set forth in writing (I) that the Board of Directors of the Company has received a bona fide and written Acquisition Proposal that has not been withdrawn that would, if consummated, constitute a Superior Proposal and (II) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Acquisition Proposal and all other material agreements and other documents related to the Superior Proposal;

(i) “Company Stock Plans” means collectively, the Avalara 2006 Equity Incentive Plan and the Avalara 2018 Equity Incentive Plan, as each may be amended from time to time;

(j) “Company Termination Payment” means an amount equal to $242,329,000;

(k) “Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19 and monkeypox);

(l) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(m) “Convertible Notes” means the Company’s 0.25% Convertible Senior Notes due 2026 issued pursuant to the Convertible Notes Indenture;

(n) “Convertible Notes Indenture” means the Indenture, dated as of August 13, 2021, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee;

(o) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof;

(p) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Laws, directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) and the Payroll Tax Executive Order, or any other epidemic, pandemic or disease outbreak;

(q) “Debt Financing Sources” means the entities that are party to the Debt Financing Commitment (other than Parent and Merger Sub); provided, that in the event that any Additional Agent (as defined in the Debt Financing Commitment) is added as a party to the Debt Financing Commitment after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term “Debt Financing Sources” shall include each such institution; provided, further, that the term “Debt Financing Sources” shall include each entity (other than Parent) party to any Alternative Financing Commitment or replacement financing for the Debt Financing;

(r) “Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) directors, officers, employees, members, managers, partners, controlling persons, agents, advisors, attorneys, representatives and successors of each of the foregoing;

(s) “Ex-Im Laws” means all Laws and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection) applicable to the Company or any subsidiaries from time to time;

(t) “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(u) “Intervening Event” means any event, development, change, effect, fact, circumstance or occurrence, in each case, with respect to the Company and its subsidiaries, taken as a whole, and not Parent, Merger Sub or their Affiliates (and in each case excluding any Acquisition Proposal, Acquisition Inquiry or Superior Proposal); provided, that (A) such event, development, change, effect, fact, circumstance or occurrence was not known (and should not reasonably have been known) and was not reasonably foreseeable by the Board of Directors of the Company prior to the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement), but which becomes known to the Board of Directors of the Company after the date of this Agreement and before the Company Requisite Vote is obtained and (B) “Intervening Event” shall not include (i) any change in the market price, or change in trading volume, of Shares, in and of itself (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred) and (ii) any change consisting of or resulting primarily from a breach of this Agreement by the Company or any of its subsidiaries;

(v) “Knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(v) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(v) of the Parent Disclosure Letter;

(w) “Law” means any transnational, federal, state, local, municipal, foreign or other law, statute, act, constitution, principle of common law, ordinance, code, decree, order, injunction, award, writ, judgment, rule, regulation, ruling, determination or other legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(x) “Material Adverse Effect” means any event, development, change, effect, fact, circumstance or occurrence that, individually or in the aggregate with all other events, developments, changes, effects, facts, circumstances or occurrences, has a material adverse effect on or with respect to the assets, business, results of operation or financial condition of the Company and its subsidiaries, taken as a whole, provided that no events, developments, changes, effects, facts, circumstances or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, financing sources, contractors or employees of the

Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of Parent or Merger Sub or as expressly required by this Agreement, including to obtain any approval or authorization under applicable antitrust or competition or other Laws for the consummation of the Merger (other than for purposes of any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement), (iv) the identity of Parent, Merger Sub or any of their Affiliates as the acquirer of the Company, (v) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (vi) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (vii) any Contagion Event or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, including COVID-19 Measures, (viii) any decline in the market price or trading volume of the Shares or the credit rating of the Company (it being understood that any cause of such change may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such cause is not otherwise described in clauses (i) through (vii) of this definition), or (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that any cause of such change may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such cause is not otherwise described in clauses (i) through (vii) of this definition); except in the cases of clauses (i), (ii), (v), (vi) or (vii), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect);

(y) “Payment Network” means Mastercard International, Incorporated (including its subsidiaries), Visa Inc. (including its subsidies), Discover Financial Services, LLC (including its subsidiaries), American Express (including its subsidiaries), Diners Club, Voyager, Carte Blanche, National Automated Clearinghouse Association (NACHA), and any other card association, debit card network, electronic payments, or funds transfer network, or similar organization or association having clearing or oversight responsibilities, in each case with whom any of the Company or its subsidiaries has registration, sponsorship or a right to use, participate or facilitate any transactions processed or facilitated by the Company or its subsidiaries.

(z) “Payment Network Rules” means the rules, regulations, bylaws, standards, policies, manuals, or procedures or published written guidance of, or applicable to, any Payments Network, including with respect to the processing of payment card information, electronic payments or funds transfers.

(aa) “Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65 and IRS Notice 2021-11).

(bb) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(cc) “Representatives” means, with respect to any Person, its Affiliates, directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents advisors and other representatives.

(dd) “Required Information” means (i) audited consolidated financial statements of the Company consisting of consolidated balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and consolidated statements of operations, comprehensive earnings, shareholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated financial statements of the Company consisting of a consolidated balance sheet and consolidated statements of operations, comprehensive earnings and cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, and, in the case of the consolidated statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date other than with respect to any quarter-end that is also a fiscal year-end.

(ee) “Sanctioned Person” means at any time any Person: (i) listed or designated on any Sanctions- or Ex-Im-related list of designated, restricted, or blocked Persons; (ii) that is the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region or so-called Donetsk People’s Republic or Luhansk People’s Republic in Ukraine); or (iii) directly or indirectly, 50% or more owned (in the aggregate) or controlled by any of the foregoing;

(ff) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom, and (v) any other Governmental Authority with jurisdiction over the Company or any subsidiary from time to time;

(gg) “subsidiary” or “subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(hh) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Guarantees, the Financing Commitments and any other agreement, certificate or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

(ii) “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, the Equity Financing Commitments and Guarantees constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent and Merger Sub (or one or more of their Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Closing, to (i) any of its Affiliates or (ii) any Debt Financing Source Related Party pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing; provided, in each case, that Parent remains fully liable for its obligations hereunder.

SECTION 9.8 Parties in Interest. Subject to Section 9.16, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) the rights of the holders of Company Options, Company RSUs and Company PSUs to receive the payments contemplated by the applicable provisions of Section 2.2, in each case, in accordance with the terms and conditions of this Agreement and (d) prior to the Effective Time, the rights of the holders of Common Stock to pursue claims for damages (including monetary damages based on the loss of the economic benefits of the Merger) and other relief for Parent’s or Merger Sub’s breach of this Agreement, subject to Section 8.2(f); provided that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.8 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion.

SECTION 9.9 Governing Law. This Agreement and any disputes relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware).

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that unless and until this Agreement is validly terminated in accordance with Section 8.1, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The Parties hereby further acknowledge and agree that prior to the Closing, the Parties shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, (other than Parent and Merger Sub’s obligation to cause the Equity Financing to be funded and to effect the Closing, which shall be governed solely by the next sentence), on the terms and subject to the conditions in this Agreement. Notwithstanding anything herein or in any Transaction Document to the contrary, it is hereby acknowledged and agreed that unless this Agreement is validly terminated in accordance with Section 8.1, the Company shall be entitled to specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing if, and only if, (i) Parent is required to consummate the Closing pursuant to Section 1.2, and Parent fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (ii) the Debt Financing has been funded or will be funded in accordance with the terms and conditions of the Debt Financing Commitments at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that if the Equity Financing and Debt Financing (including any Alternative Financing that has been obtained in accordance with Section 6.11) are funded, then the Company will take such actions that are required of it to cause the Closing to occur in accordance with Section 1.2 (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and Parent has failed to consummate the closing within three Business Days after receipt of such irrevocable conditions. For the avoidance of doubt, (a) in no event shall the Company be entitled to specifically enforce (or to bring any action or proceeding in equity seeking to specifically enforce) Parent’s rights under the Financing Commitments to cause the Equity Financing to be funded or to effect the Closing other than as expressly provided in the immediately preceding sentence, and (b) in no event shall the Company be entitled to seek to specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement, against Parent other than under the circumstances expressly set forth in this Section 9.12. Subject to the two preceding sentences, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Parent Termination Fee or monetary damages if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitments), on the one hand, and payment of the Parent Termination Fee, on the other hand.

SECTION 9.13 Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement or the actions of any Party in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. Parent irrevocably designates the Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary, proper or advisable in order to confer jurisdiction over it, and Parent stipulates that such consent and appointment are irrevocable and coupled with an interest.

SECTION 9.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15 Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” means “and/or”. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices”. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Any document or item will be deemed “delivered”, “provided” or “made available” to Parent within the meaning of this Agreement if such document or item is included in the “Project HighWater” electronic data room hosted by Donnelley Financial Solutions as of 5:00 p.m. New York City time on the day prior to the date hereof or, after such time, delivered directly (including by email) to a Party’s counsel as identified in Section 9.4, with such delivery to include specific reference to this Section 9.15.

SECTION 9.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its subsidiaries and controlled Affiliates hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Sources Related Parties will have any liability to the Company or any of its subsidiaries (in each case, other than Parent and Merger Sub and their respective subsidiaries) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent and Merger Sub against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder) and (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, Section 8.2(f), Section 8.2(g), Section 9.7, Section 9.8, and this Section 9.16 and any of the other provisions in this Agreement reflecting the foregoing agreements in this Section 9.16 and such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended, modified or waived (including any definitions in this Agreement to the extent such amendment or waiver would modify any such foregoing Section or provision (including for the avoidance of doubt the definition of “Material Adverse Effect”)) in any way adverse to the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent or Merger Sub against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
AVALARA, INC.

By:	/s/ Alesia L. Pinney
Name: Alesia L. Pinney
Title: Executive Vice President, Chief Legal Officer, and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
LAVA INTERMEDIATE, INC.

By:	/s/ Nicolas Prickel
Name: Nicolas Prickel
Title: Vice President

MERGER SUB:
LAVA MERGER SUB, INC.

By:	/s/ Nicolas Prickel
Name: Nicolas Prickel
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Articles of Incorporation of the Surviving Corporation

See attached.

Exhibit A

SEVENTEENTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AVALARA, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is Avalara, Inc.

ARTICLE II

The Corporation is authorized to issue only one class of stock, consisting of Common Stock, par value of $0.0001 per share. The total number of shares of Common Stock which the Corporation is authorized to issue is one thousand (1,000).

ARTICLE III

The registered agent of the Corporation and the address of its registered office are as follows:

C T Corporation System

711 Capitol Way S, Suite 204

Olympia, WA 98501-1267

ARTICLE IV

Subject to the requirements set forth herein, the number of directors of the Corporation shall be determined in the manner provided by the Corporation’s bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE V

(a)     To the fullest extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be personally liable to the Corporation or the Corporation’s shareholders for monetary damages for conduct as a director.

(b)     The Corporation shall, to the maximum extent permitted by applicable law, indemnify any individual made a party to a proceeding because that individual is or was a director of the Corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by this Seventeenth Amended and Restated Articles of Incorporation of the Corporation.

(c)     Any amendments to or repeal of this ARTICLE V shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring before such amendment or repeal. Additionally, any amendment to the Washington Business Corporation Act that serves to limit the applicability of paragraph (a) or paragraph (b) of this ARTICLE V shall not operate as any such limitation with respect to acts or omissions, or alleged acts or omissions of a director prior to the date of such amendment.